UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Invitation to 2018 Annual Meeting of Shareholders

Thursday, May 24, 2018
11:30 a.m., local time
R. Scott Rowe President and Chief Executive Officer	Flowserve Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063

Dear Fellow Shareholder:

I am pleased to invite you to join me, our Board of Directors, executive officers, associates and other shareholders at Flowserve’s 2018 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted.

2017 marked the beginning of a pivotal change for Flowserve – the implementation of our Flowserve 2.0 strategy. With the capability of our people and proven legacy of our product brands, we believe that Flowserve has significant potential. Flowserve 2.0 will be our guiding principle and foundation to refocus our organization, harness the power of our people, portfolio and industry expertise, and move our company forward by driving profitable growth.

2017 Flowserve 2.0 highlights include:

•

Adding several new leaders to the executive leadership team

•

Implementing a flatter corporate organizational structure

•

Creating the Marketing & Technology organization to ensure that we are market led and customer focused, moving us to be more proactive with our product development and research and development efforts

•

Centralizing our supply chain efforts to better leverage our global scale and capitalize on our buying power

•

Installing an Operational Excellence team and developed operational KPIs to drive improved and more consistent performance

•

Reducing overhead costs and streamlining corporate reporting and other requirements to accelerate our business simplification

Looking forward to 2018, we expect that Flowserve will be better positioned to take advantage of new opportunities – specifically due to our increased backlog, renewed aftermarket activity and growth opportunities in emerging markets. With Flowserve 2.0, the diversity in our portfolio, and strength in our end-markets, we are excited for the future of Flowserve.

Flowserve’s Board and senior leadership continue to be encouraged by the positive feedback we have received about the clarity of information we provide through our proxy statement. We have further enhanced the information in this proxy and will continue to do so based on your feedback. Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. You can find instructions on how to vote beginning on page 11.

I hope to see you at our annual meeting. Thank you in advance for voting and for your continued support of Flowserve.

Table of Contents

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS	10
Solicitation	10
Voting	11
Shareholder Proposals and Nominations	12
PROPOSAL ONE: ELECTION OF DIRECTORS	14
Required Vote and Recommendation	14
Board of Directors - Biographical Information	15
Role of the Board; Corporate Governance Matters	17
Committees of the Board	18
Board of Directors Compensation	20
Compensation Committee Interlocks and Insider Participation	21
EXECUTIVE OFFICERS	22
EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
Annual Executive Compensation Program Review and Compensation Risk	40
Organization and Compensation Committee Report	40
Summary Compensation Table	41
2017 Grants of Plan-Based Awards	43
Outstanding Equity Awards at Year-End 2017	45
2017 Option Exercises and Stock Vested	46
2017 Pension Benefits	47
Potential Payments upon Termination or Change In Control	47
PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION	52
Required Vote and Recommendation	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	54
SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS	55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	56

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EQUITY COMPENSATION PLAN INFORMATION	57
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	57
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018	58
Required Vote and Recommendation	58
PROPOSAL FOUR: SHAREHOLDER PROPOSAL ON GREENHOUSE GAS EMISSIONS	59
Shareholder Resolution	59
The Company’s Opposition Statement	59
Required Vote and Recommendation	60
PROPOSAL FIVE: SHAREHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT	61
Shareholder Resolution	61
The Company’s Opposition Statement	61
Required Vote and Recommendation	62
REPORT OF THE AUDIT COMMITTEE	63
OTHER AUDIT INFORMATION	64
Relationship with Independent Registered Public Accounting Firm	64
Audit and Non-Audit Fees and Services	64
Audit Committee Approval Policy	64
OTHER MATTERS	64

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Notice of
2018 Annual Meeting
of Shareholders

When:

Thursday, May 24, 2018 at 11:30 a.m.

Where:

Flowserve Corporation

Global Technology and Training Center,
4343 West Royal Lane, Irving, Texas 75063

We are pleased to invite you to join our Board of Directors and senior leadership at Flowserve’s 2018 Annual Meeting of Shareholders. Directions to the Annual Meeting and a map of the area are included in the proxy materials on the inside back cover and are also available online at www.proxyvote.com.

At the Annual Meeting, shareholders will vote on the following matters either in person or by proxy:

1.	the election of nine directors, each to serve a term expiring at the 2019 Annual Meeting of shareholders;
2.	an advisory vote to approve the Company’s executive compensation;
3.	ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2018;
4.	two shareholder proposals, if properly presented; and
5.	any other business properly presented at the Annual Meeting.

The enclosed proxy statement contains other important information that you should read and consider before you vote.

Record date:

Shareholders of record of the Company’s common stock, par value $1.25 per share, at the close of business on March 29, 2018 are entitled to notice of and to vote at the Annual Meeting.

Voting Information:

In accordance with Securities and Exchange Commission rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process expedites our shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting. The proxy statement and annual report to shareholders and any other proxy materials are available on our hosted website at www.proxyvote.com. For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 24, 2018” in the enclosed proxy statement.

Your vote is important, and whether or not you plan to attend the Annual Meeting, your prompt cooperation in voting is greatly appreciated. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs. You may also vote in person at the Annual Meeting, via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all four methods of voting are included in the Notice of Internet Availability of Proxy Materials, the proxy card and the proxy statement.

By order of the Board of Directors,

Akshar C. Patel

Senior Legal Director, Corporate Secretary

YOU CAN VOTE BY ANY OF THE FOLLOWING METHODS:

INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
www.proxyvote.com until May 23, 2018	(1-800-690-6903) until May 23, 2018	Complete by signing and returning your proxy or voting instruction card before May 24, 2018	If you are a registered shareholder. You may deliver a completed proxy card or vote by ballot at the meeting

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

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Proxy Summary

This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find additional information in the proxy statement.

2018 Annual Meeting of Shareholders

Date and Time: May 24, 2018, 11:30 a.m., local time

Record Date: March 29, 2018

Location: Flowserve Global Technology and Training Center, 4343 W. Royal Lane, Irving, Texas 75063

Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each nominee	14
Management Proposals:
Advisory Vote on Executive Compensation	FOR	52
Ratification of Auditors	FOR	58
Shareholder Proposals:
Adopt Shareholder Proposal on Greenhouse Gas Emissions	AGAINST	59
Adopt Shareholder Right to Act by Written Consent	AGAINST	61

How to Vote (page 11)

YOU CAN VOTE BY ANY OF THE FOLLOWING METHODS:

INTERNET	BY TELEPHONE	BY MAIL	IN PERSON
www.proxyvote.com until May 23, 2018	(1-800-690-6903) until May 23, 2018	Complete by signing and returning your proxy or voting instruction card before May 24, 2018	If you are a registered shareholder. You may deliver a completed proxy card or vote by ballot at the meeting

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

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Board Nominees (page 15)

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Executive Officers (page 22)

Name	Age	Position	Since	Previous Position
R. Scott Rowe	47	President and CEO	April 2017	President – Cameron Group, Schlumberger Ltd.
Lee S. Eckert	51	Senior VP and Chief Financial Officer	November 2017	Senior Vice President and CFO, CHC Group LLC
Keith E. Gillespie	52	Senior VP and Chief Sales Officer	May 2015	Managing Director, AlixPartners LLP
Kim L. Jackson	55	President, Engineered Product Operations	September 2015	Flowserve President, Engineered Product Operations
John R. Lenander	60	President, Flow Control Division	February 2017	Interim President, Flow Control Division
Charles L. Armstrong	50	VP, Interim Chief Legal Officer	March 2018	VP, Assistant General Counsel
Kirk R. Wilson	50	President, Aftermarket Services & Solutions	September 2015	Flowserve President, Services & Solutions
David J. Wilson	49	President, Industrial Product Division	September 2017	President, Industrial, SPX Flow, Inc.

Executive Compensation Highlights (page 23)

Objectives and Principles

Our key compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. We use the following principles to effect these objectives:

•

Compensation Should Reinforce Our Business Objectives and Strategy – we consider our key strategies for achieving our business vision when identifying incentive measures and assigning goals and objectives.

•

Compensation Should Align Pay and Performance – a significant portion of our executives’ total compensation should be tied to how well they perform individually and should be “at risk” based on how well the Company performs.

•

Compensation Levels Should be Market Competitive – our executive compensation program is compared to relevant market data to ensure we encourage building long-term shareholder value and attract and retain executive talent.

•

The Executive Compensation Program Should be Reviewed Annually for Effectiveness – our Organization and Compensation Committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.

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Performance-Based Compensation Should be Benchmarked – internal performance metrics without comparison to an industry-appropriate, high performing external benchmark yield an incomplete measure of Company performance.

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Incentive Compensation Should Represent the Majority of Total Compensation – the proportion of an executive’s total compensation that is “at risk” based on individual or Company performance should increase with the scope and level of responsibilities.

•

Incentive Compensation Should Balance Short-Term and Long-Term Performance – we use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long- term performance objectives.

•

Long-Term Incentives Should Balance Stock- and Financial-Based Achievements – our equity awards are equally weighted between time-vested restricted stock units, which makes the Company’s share price a targeted incentive, and contingent performance shares, which emphasize achievement of financial performance metrics.

Executive Compensation Program Elements

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation based on responsibilities of the position
	Annual Incentive Opportunity	Annual cash incentive for achievement of financial performance metrics
Long-Term Incentives	Restricted Stock Units	Vests ratably over a three-year period
	Contingent Performance Units	Cliff vests at end of a three-year period based on financial performance metrics
Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to certain U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no other perquisites offered

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2017 Executive Total Compensation Mix

2017 Executive Compensation Summary (page 41)

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Scott Rowe President and CEO	825,000	20,000	5,505,319	2,000,000	590,040	103,547	35,732	9,079,638
Mark A. Blinn(1) Former President and CEO	378,677	–	–	–	138,875	–	28,847	546,399
Lee S. Eckert Senior VP and CFO	126,923	150,000	756,175	–	45,617	11,477	22,340	1,112,532
John E. Roueche III Former Interim CFO	322,451	–	450,730	–	78,329	47,949	31,126	930,586
Karyn F. Ovelmen(2) Former EVP and CFO	147,450	10,000	1,863,707	–	243,750	–	897,388	3,162,295
Thomas L. Pajonas(3) Former EVP and COO	779,092	–	2,628,993	–	272,179	191,952	43,233	3,915,449
Carey A. O’Connor(4) Former SVP and CLO	439,999	–	844,702	–	138,011	84,349	24,528	1,531,590
Keith E. Gillespie Senior VP and Chief Sales Officer	485,000	–	1,011,786	–	140,917	67,604	45,085	1,750,392
Kim L. Jackson(5) President, EPO	433,500	–	677,618	–	79,932	66,962	30,676	1,288,688

(1)	Mr. Blinn retired from his position with the Company effective March 31, 2017.

(2)	Ms. Ovelmen transitioned from her position with the Company effective February 24, 2017.

(3)	Mr. Pajonas retired from his position with the Company effective December 29, 2017.

(4)	Ms. O’Connor transitioned from her position with the Company effective March 16, 2018.

(5)	Mr. Jackson will retire from his role at the Company during the second quarter of 2018.

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PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039

Solicitation

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Flowserve Corporation, a New York corporation (the “Company”), of proxies to be voted at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on Thursday, May 24, 2018, and at any adjournments or postponements of this scheduled meeting. The use of “we,” “us” or “our” in this proxy statement refers to the Company.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2018

Pursuant to Securities and Exchange Commission (“SEC”) rules, we may furnish proxy materials, including this proxy statement and the Company’s annual report for the year ending December 31, 2017, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Shareholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and are receiving the proxy materials in the format requested.

This proxy statement and the Company’s annual report for the year ending December 31, 2017 are available electronically on our hosted website at www.proxyvote.com.

To access and review the materials made available electronically:

1.

Go to www.proxyvote.com and input the 12-digit control number from the Notice of Internet Availability or proxy card.

2.

Click the “2018 Proxy Statement” in the right column.

3.

Have your proxy card or voting instructions available.

We encourage you to review all of the important information contained in the proxy materials before voting. If you would like to attend the Annual Meeting in person, please refer to the inside back cover of this proxy statement or www.proxyvote.com for directions to the meeting.

The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about April 12, 2018.

Cost of Proxy Solicitation

The solicitation of proxies is made by our Board and will be conducted primarily by mail. Brokerage firms and other custodians, nominees and fiduciaries are reimbursed by the Company for reasonable out-of-pocket expenses that they incur to send proxy materials to shareholders and solicit their votes. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company bears the full cost of soliciting proxies. The Company has also retained Alliance Advisors to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common stock, par value $1.25 per share (“common stock”). For these services, the Company will pay Alliance Advisors a fee of $9,000 plus reimbursement for reasonable out-of-pocket expenses.

Shareholders Sharing an Address

To reduce the expenses of delivering duplicate proxy materials, we deliver one Notice of Internet Availability and, if applicable, annual report and proxy statement, to multiple shareholders sharing the same mailing address unless otherwise requested. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address upon request at no cost. Shareholders with a shared address may also request that we send a single copy in the future if we are currently sending multiple copies to the same address. Requests related to delivery of proxy materials may be made by calling Investor Relations at (972) 443-6500 or writing to Flowserve Corporation, Attention: Investor Relations, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or similar organization to request information about this “householding” procedure.

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Voting

Who May Vote and Number of Votes

If you are a shareholder of record at the close of business on March 29, 2018 (the “Record Date”), you may vote on the matters proposed in this proxy statement. You have one vote for each share you own.

Quorum for the Meeting

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting and represented in person or by proxy constitutes a quorum. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted. Shares that a shareholder abstains from voting on a particular proposal are counted as present at the meeting for purposes of determining a quorum.

Broker non-votes are also counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares in “street name” for a beneficial owner is represented in person or by proxy at the meeting but does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and cannot or chooses not to vote the shares in its discretion for that particular proposal.

Counting of Votes

The voting standards required to elect directors and approve the other proposals, as well as the treatment of abstentions and broker non-votes, are described with each proposal under the respective “Required Vote and Recommendation” heading.

Only “votes cast” count in the voting results, and abstentions are not considered votes cast. If your shares are held through a broker, your vote instructs the broker how you want your shares to be voted. If you vote on each proposal, your shares will be voted in accordance with your instructions. Under the rules of the New York Stock Exchange (“NYSE”), brokers may vote shares they hold in “street name” on behalf of beneficial owners who have not voted with respect to certain discretionary matters. The proposal to ratify the appointment of PricewaterhouseCoopers LLP (Proposal Three) is considered a discretionary matter, so brokers may vote shares on this matter in their discretion if no voting instructions are received. However, the election of directors (Proposal One), the advisory vote on executive compensation (Proposal Two) and the shareholder proposals (Proposal Four and Proposal Five) are NOT considered discretionary matters, so brokers have no discretion to vote shares for which no voting instructions are received, and no vote will be cast if you do not vote on those items. We therefore urge you to vote on ALL voting items.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting.

There are no dissenters’ rights of appraisal with respect to the matters to be acted upon at the meeting.

At the close of business on the Record Date, 130,818,561 shares of common stock were issued and outstanding (excluding treasury shares) that may be voted at the Annual Meeting.

How to Vote

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares voted. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the broker, bank or other nominee that holds their shares to confirm their shareholder status for entry into the Annual Meeting.

Voting by Proxy Holder for Shares Registered Directly in the Name of Shareholder. If you hold your shares in your own name as a holder of record, you must vote your shares in person at the Annual Meeting or instruct the proxy holders named on the proxy card how to vote your shares by either (i) using the Internet website or the toll-free telephone number set forth below or (ii) if you received paper copies of the proxy materials, signing, dating and mailing the enclosed proxy card to our independent proxy tabulation firm, Broadridge Investor Communications Services (“Broadridge”), in the enclosed envelope. Each of these voting methods is described below:

•

Vote by Internet. You have the option to vote via the Internet at the address of www.proxyvote.com by following the on-screen instructions that will direct you how to vote your shares. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 23, 2018. Have your proxy card available when you access the Internet website. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

•

Vote by Telephone. If you hold your shares in your name as a holder of record, you may vote by telephone by calling toll-free to 1-800-690-6903 from the United States and Canada and following the series of voice instructions that will direct you how to vote your shares. Have your proxy card available when you place your telephone call. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on May 23, 2018. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN A PROXY CARD.

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•

Vote by Mail. If you received paper copies of the proxy materials, you may mark the enclosed proxy card, sign and date it and return it to Broadridge in the enclosed envelope as soon as possible before the Annual Meeting. Your signed proxy card must be received by Broadridge prior to the date of the Annual Meeting for your vote to be counted at the Annual Meeting.

•

Vote in Person. If you are a registered shareholder and attend the Annual Meeting in person, you may deliver a completed proxy card or vote by ballot at the Annual Meeting.

Voting by Participants in the Flowserve Corporation Retirement Savings Plan

If you are a participant in the Flowserve Corporation Retirement Savings Plan, your vote serves as a voting instruction to the trustee for this plan.

•

To be timely, if you vote your shares in the Flowserve Corporation Retirement Savings Plan by telephone or Internet, your vote must be received by 11:59 p.m., Eastern Time, on May 23, 2018. If you do not vote by telephone or Internet, please return your proxy card as soon as possible.

•

If you vote in a timely manner, the trustee will vote the shares as you have directed.

•

If you do not vote, or if you do not vote in a timely manner, the trustee will vote your shares in the same proportion as the shares voted by participants who timely return their cards to the trustee.

Changing Your Vote

You may revoke your proxy at any time before it has been exercised at the Annual Meeting by:

•

timely mailing in a revised proxy dated later than the prior submitted proxy;

•

timely notifying the Corporate Secretary in writing that you are revoking your proxy;

•

timely casting a new vote by telephone or the Internet; or

•

if you are a holder of record, appearing in person and voting by ballot at the Annual Meeting.

Vote Tabulations

Tabulation of voted proxies will be handled by Broadridge, an independent firm. Broadridge is the inspector of elections for the Annual Meeting.

Shareholder Proposals and Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), certain shareholder proposals may be eligible for inclusion in our 2019 proxy statement. These shareholder proposals must comply with the requirements of Rule 14a-8, including a requirement that shareholder proposals be received by the Corporate Secretary no later than December 13, 2018. We strongly encourage any shareholder interested in submitting a proposal to contact the Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. The Corporate Governance and Nominating Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals.

In order for an eligible shareholder or group of shareholders to nominate a director nominee for election at our 2019 Annual Meeting pursuant to the proxy access provision of our By-laws, the shareholder must submit notice of such nomination and other required information in writing between November 14, 2018 and December 12, 2018. If, however, the 2019 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary of the 2018 Annual Meeting, the shareholder must submit any such notice and other required information between (i) 150 calendar days prior to the 2019 Annual Meeting and (ii) the later of 120 calendar days prior to the 2019 annual meeting or 10 days following the date on which the date of the 2019 Annual Meeting is publicly announced. The nomination and supporting materials must also comply with the requirements set forth in our By-laws for inclusion of director nominees in the proxy statement.

Alternatively, under the Company’s By-laws, if a shareholder does not want to submit a proposal for inclusion in our proxy statement but wants to introduce it at our 2019 Annual Meeting, or intends to nominate a person for election to the Board directly (rather than by inclusion in our proxy statement or by recommending such person as a candidate to our Corporate Governance and Nominating Committee as described below under “Board of Directors—Committees of the Board—Corporate Governance and Nominating Committee”), the shareholder must submit the proposal or nomination in writing between January 25, 2019 and February 24, 2019. If, however, the 2019 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary of the 2018 Annual Meeting, the shareholder must submit any such proposal between (i) 120 calendar days prior to the 2019 annual meeting and (ii) the later of 90 calendar days prior to the 2019 Annual Meeting or 10 days following the date on which the date of the 2019 Annual Meeting is publicly announced.

The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of a beneficial owner of the shares, and must include detailed information specified in our By-laws concerning the proposal or nominee, as the case may be, and detailed information as to

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the shareholder’s interests in Company securities. At the 2019 Annual Meeting, we will not entertain any proposals or nominations that do not meet these requirements other than shareholder nominations eligible to be included in our 2019 proxy statement as described above.

If the shareholder does not comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. The Company’s By-laws are posted on our website at www.flowserve.com under the “Investors — Corporate Governance” caption. To make a submission or to request a copy of the Company’s By-laws, shareholders should contact our Corporate Secretary at the following address:

Flowserve Corporation
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039

Attention: Corporate Secretary

We strongly encourage shareholders to seek advice from knowledgeable legal counsel and contact the Corporate Secretary before submitting a proposal or a nomination.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Board currently consists of nine directors. Accordingly, the Board has nominated R. Scott Rowe, Ruby R. Chandy, Leif E. Darner, Gayla J. Delly, Roger L. Fix, John R. Friedery, Joe E. Harlan, Rick J. Mills and David E. Roberts, whose terms of office as members of the Board are expiring at this Annual Meeting, to serve a one-year term expiring at the 2019 Annual Meeting of shareholders. Biographical information for each nominee is provided below under the headings “Board of Directors—Biographical Information—Nominees to Serve an Annual Term Expiring at the 2019 Annual Meeting of Shareholders.”

Required Vote and Recommendation

Our By-laws require that, in an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat any share as having cast a vote on this proposal and will therefore have no effect on the proposal (a) where the ballot is marked as abstained, (b) if it is otherwise present at the Annual Meeting but there is an abstention or (c) where a shareholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected to the open positions.

In an uncontested election, any nominee for director who duly holds office as a director under the By-Laws and does not receive an affirmative vote of a majority of the votes cast in favor of or against such nominee is required to tender his or her resignation promptly after such election. The independent directors of the Board, giving due consideration to the best interests of the Company and our shareholders, will then evaluate the relevant facts and circumstances and make a decision, within 30 days after the election, on whether to accept the tendered resignation. Any director whose resignation is under consideration is prohibited from participating in the Board’s decision. The Board will promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation. The Board may fill any vacancy resulting from a director’s accepted resignation, as provided in our By-laws.

Broker non-votes will not be considered to have voted on this proposal and will therefore have no effect on the proposal.

The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” the election of these nominees unless you instruct otherwise or you abstain for any one or more of them. If any director is unable to stand for re-election, the Board may reduce the number of directors or choose a substitute. The nominees have indicated their willingness to serve as directors, and we have no reason to believe any nominee will not be able to stand for re-election.

The Board recommends that you vote “FOR” the election of all nominees to serve as directors.

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Board of Directors - Biographical Information

Nominees to Serve an Annual Term Expiring at the 2019 Annual Meeting of Shareholders

R. Scott Rowe, age 47, has served as a director and as President and Chief Executive Officer of Flowserve since April 2017. Mr. Rowe previously served as President of the Cameron Group of Schlumberger Ltd, a position he assumed in April 2016 following the merger between Schlumberger Ltd. and Cameron International Corporation (“Cameron”). Prior to this position, he served as President and Chief Executive Officer of Cameron from October 2015 to April 2016. From October 2014 to September 2015, Mr. Rowe served as President and Chief Operating Officer of Cameron, from March 2014 to September 2014, Mr. Rowe served as Chief Executive Officer of OneSubsea, a joint venture established by Cameron and Schlumberger, from August 2012 to February 2014, Mr. Rowe served as President of the Subsea Systems division of Cameron, and from April 2010 to August 2012, Mr. Rowe served as President of the Engineered and Process Valves division of Cameron.

We believe Mr. Rowe is well qualified to serve as a director due to his position as the Company’s President and Chief Executive Officer, which enables him to provide the Board with intimate knowledge of the Company’s day to day operations.

Ruby R. Chandy, age 56, has served as a director since May 2017 and serves as a member of the Finance Committee and Organization and Compensation Committee. Ms. Chandy was the President of the Industrial Division of Pall Corporation, a leading supplier of filtration, separation, and purification technologies, from April 2012 to November 2015. Previously, she was Managing Director, Vice President of Dow Plastics Additives, a unit of The Dow Chemical Company, a multinational chemical corporation, from 2011 to April 2012. Ms. Chandy is currently a director of AMETEK, Inc., a manufacturer of electronic instruments and electromechanical devices, serving since May 2013. She served as a director of IDEX Corporation, a designer and manufacturer of fluidics systems and specialty engineered products, from April 2006 until April 2013.

We believe Ms. Chandy is well qualified to serve as a director due to her executive management experience and marketing and strategy skills, relevant experience in industrial companies, and extensive engineering and management education, which provides an intimate understanding of the Company’s customers and its operational challenges and opportunities.

Leif E. Darner, age 66, has served as a director since August 2013 and serves as the Chair of the Finance Committee and as a member of the Organization and Compensation Committee. From 2008 through 2013, Mr. Darner served as the Chief Executive Officer of performance coatings at Akzo Nobel N.V., a leading global paints and coatings company and major producer of specialty chemicals, where he also served on the board of management and executive committee from 2004 through 2013. Prior to his most recent role, Mr. Darner led the chemicals business of Akzo Nobel N.V., and was previously general manager of the marine and protective coatings business unit.

We believe Mr. Darner is well qualified to serve as a director due to his executive leadership experience, strong international operations background, and extensive operational experience. This provides Mr. Darner with a unique insight into the Company’s operational challenges and opportunities in international markets.

Gayla J. Delly, age 58, has served as a director since January 2008 and serves as Chair of the Audit Committee and as a member of the Corporate Governance and Nominating Committee. From January 2012 to September 2016, Ms. Delly served as President and Chief Executive Officer of Benchmark Electronics Inc., a company that provides contract manufacturing, design, engineering, test and distribution services to manufacturers of computers, medical devices, telecommunications equipment and industrial control and test instruments. Ms. Delly is a certified public accountant. At Benchmark Electronics Inc., she previously served as President from 2006 to December 2011, Executive Vice President and Chief Financial Officer from 2001 to 2006, and as Corporate Controller and Treasurer from 1995 to 2001. Ms. Delly currently serves as a director and member of the audit committee of Broadcom Ltd., a designer, developer and global supplier of semiconductor devices, being appointed in December 2017. From March 2005 to October 2008, Ms. Delly also served as a member of the board of directors for Power One, a provider of power conversion and management solutions.

We believe that Ms. Delly is well qualified to serve as a director due to her international manufacturing experience, with specific focus on engineering and technology in emerging markets, including Asia and Latin America, which provides valuable insight into the Company’s operations and assists in identifying product portfolio opportunities. In addition to her board experience, Ms. Delly has valuable executive leadership experience and financial expertise gained from her time with Benchmark Electronics Inc.

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Roger L. Fix, age 64, has served as a director since April 2006 and serves as the Chairman of the Board. Mr. Fix served as the President and Chief Executive Officer of Standex International Corporation (“Standex”), a publicly traded diversified manufacturing company, from 2003 to January 2014 and as a director for Standex from 2001 to October 2017. He was Standex’s Chief Operating Officer from 2001 to 2002. Before joining Standex, he was employed by Outboard Marine Corporation, a marine manufacturing company, as Chief Executive Officer and President from 2000 to 2001 and Chief Operating Officer and President during 2000. He also served as a member of its board of directors from 2000 to 2001. He served as Chief Executive of John Crane Inc., a global manufacturer of mechanical seals for pump and compressor applications in the process industry, from 1998 to 2000 and as its President — North America from 1996 to 1998. He was President of Xomox Corporation, a manufacturer of process control valves and actuators, from 1993 to 1996. He was also employed by Reda Pump Company, a manufacturer of electrical submersible pumping systems for oil production, from 1981 to 1993, most recently as Vice President and General Manager/Eastern Division. Since June 2014, Mr. Fix has served as a director of Commercial Vehicle Group, Inc., a global supplier of complete cab systems in the heavy duty truck, construction and agricultural markets including the specialty and military transportation markets.

We believe that Mr. Fix is well qualified to serve as a director due to his executive leadership experience, including with John Crane Inc., Xomox Corporation and other competitor companies, which provides extensive knowledge of the Company’s products and valuable insight into the competitive landscape for flow control products. In addition to his board experience, Mr. Fix also has international operations experience and corporate development expertise.

John R. Friedery, age 61, has served as a director since August 2007 and serves as Chair of the Corporate Governance and Nominating Committee and as a member of the Organization and Compensation Committee. From January 2008 to January 2010, Mr. Friedery served as Senior Vice President; President, Metal Beverage Packaging, Americas and Asia, for Ball Corporation, a provider of metal and plastic packaging for beverages, foods and household products, and of aerospace and other technologies services. From January 2004 to December 2007, he served as Ball Corporation’s Chief Operating Officer, Packaging Products Americas, and from April 2000 to May 2004 as the President, Metal Beverage Container operations, as well as other leadership roles in Ball Corporation since 1988. Prior to his employment with Ball Corporation, he served in field operations for Dresser/Atlas Well Services and in operations, exploration and production for Nondorf Oil and Gas. Mr. Friedery is currently providing strategic and management consulting services to the packaging and other manufacturing industries.

We believe that Mr. Friedery is well qualified to serve as a director due to his extensive operational experience with an international industrial manufacturing focus, which provides a global business perspective and a deep understanding of the Company’s industry, end-markets and strategic focus. In addition to his board experience, Mr. Friedery also has experience with renewables and sustainability expertise gained from his service with Ball Corporation.

Joe E. Harlan, age 58, has served as a director since August 2007 and serves as a member of the Audit Committee and the Corporate Governance & Nominating Committee. From September 2011 to August 2017, Mr. Harlan served in various executive positions at Dow Chemical Company, a global specialty chemical, advanced materials, agrosciences and plastics company, including most recently as Vice Chairman and Chief Commercial Officer from October 2014 to August 2017. From 2008 to August 2011, he served as Executive Vice President of the Consumer and Office Business of the 3M Company, a diversified consumer products and office supply provider. From 2005 to 2008, Mr. Harlan served as 3M Company’s Executive Vice President of the Electro and Communications Business. He served as President and Chief Executive Officer of Sumitomo 3M Ltd., a diversified technology and products manufacturer, from 2003 to 2004. Prior to his career with 3M Company, he spent 20 years with General Electric Company, holding a number of leadership positions including serving as Vice President of Finance and CFO for GE Lighting Group (Global).

We believe that Mr. Harlan is well qualified to serve as a director due to his strong international experience and familiarity with emerging markets, including Asian markets, gained through his various executive leadership roles. In addition to his board experience, Mr. Harlan also has experience in engineering and technology service from his positions with General Electric and 3M Company.

Rick J. Mills, age 70, has served as a director since May 2007 and serves as a member of the Audit Committee and the Finance Committee. He served as a Vice President of Cummins Inc., a manufacturer of large diesel engines, and President of the Components Group at Cummins Inc., from 2005 to March 2008. He was Vice President and President — Filtration Business from 2000 to 2005 and held other key management positions with Cummins Inc. from 1970 to 2000, including Corporate Controller and Chief Accounting Officer from 1996 to 2000. From February 2005 to April 2009, Mr. Mills served as a director for Rohm & Haas, a specialty chemicals company, which was sold to Dow Chemical in April 2009. From 2008 to 2010, Mr. Mills served as a director and member of the audit committee of GERDAU Ameristeel, the second largest mini-mill steel producer in North America, which was acquired by GERDAU, SA in 2010. Since January 2012, Mr. Mills has served as a director and member of the audit committee of Commercial Metals Company, a global manufacturer, recycler and marketer of steel and metal products and related materials. Since October 2013, Mr. Mills has served as director and member of the audit committee of Masonite International, a global manufacturer of interior and exterior doors, door components and door entry systems.

We believe that Mr. Mills is well qualified to serve as a director due to his extensive knowledge of industrial manufacturing and cyclical end-markets, which provides a deep familiarity with the Company’s industrial challenges and opportunities. Additionally, Mr. Mills has valuable corporate governance and compliance expertise through his board of directors and audit committee experience.

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David E. Roberts, age 57, has served as a director since November 2011 and serves as Chair of the Organization and Compensation Committee and as a member of the Finance Committee. Since February 2017, Mr. Roberts has served as the Chief Executive Officer of Gavilan Resources, LLC, a private company formed in partnership with Blackstone that is focused on oil and natural gas development and production opportunities in South Texas. Prior to this role, Mr. Roberts served as President and CEO of Penn West Exploration, a Canadian oil and gas exploration and production company, from June 2013 to October 2016. He served as Executive Vice President and Chief Operating Officer of Marathon Oil Corporation, an independent upstream company with international operations in exploration and production, oil sands mining and integrated gas, from 2008 through December 2012. He held other key management positions with Marathon from 2006 through 2011, including Executive Vice President in charge of Marathon’s worldwide upstream operations and Senior Vice President of business development. Prior to his time at Marathon, Mr. Roberts held leadership roles at BG Group, an integrated natural gas company, and served as advisor to the Vice Chairman of Chevron Corporation from 2001 to 2003.

We believe Mr. Roberts is well qualified to serve as a director due to his executive leadership experience, strong international operations background, business development experience and extensive knowledge of and experience in the energy industry. This provides Mr. Roberts with a unique insight into the Company’s operational challenges and opportunities and its end-markets and customer needs.

Role of the Board; Corporate Governance Matters

The Board has a duty to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to help ensure that our shareholders’ best interests are served. In its efforts to satisfy this duty, the Board has established internal guidelines designed to promote effective oversight of the Company’s vital business affairs that the Board monitors, which it updates as it deems appropriate.

The guidelines set parameters for the director recruiting process and the composition of Board committees. They also determine the formal process for review and evaluation of the Chief Executive Officer, individual directors and the Board’s performance. The guidelines further establish targets for director equity ownership and require a director to offer his or her resignation when such director’s principal occupation changes during a term of office. Under such circumstances, the Corporate Governance and Nominating Committee of the Board will review whether it is appropriate for the director to continue serving on the Board. Finally, these guidelines establish age limits for directors, which may be waived by the Board if deemed appropriate.

Further, the Board has adopted formal Corporate Governance Guidelines, which, among other things, contain a prescribed set of qualification standards with respect to the determination of director independence, which either meet or exceed the independence requirements of the NYSE. Under the Corporate Governance Guidelines, only those directors who have no material relationship with the Company (except in his or her role as a director) are deemed independent. The Corporate Governance Guidelines specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has determined that, other than R. Scott Rowe, the Company’s President and Chief Executive Officer, each member of the Board, including all persons nominated for re-election, meet the independence standards set forth in the applicable rules of the SEC and the NYSE corporate governance listing standards.

The Board’s Corporate Governance Guidelines, and Code of Ethics, as well as the Company’s Code of Ethics and Code of Business Conduct, are available on the Company’s website at www.flowserve.com under the “Investor Relations — Governance” caption.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer have been separated at the Company since 2005. Roger L. Fix, the Company’s current Non-Executive Chairman of the Board, presides over the meetings of the Board, including executive sessions of the Board where only non-employee directors are present. He reviews and approves the agendas for Board meetings, among his other duties as Chairman of the Board. He also serves as an alternate member for all Board committees. Mr. Fix strives to attend as many committee meetings as possible.

We currently believe that separating the positions of Chairman of the Board and Chief Executive Officer is most appropriate for the Company because it places an independent director in a position of leadership on the Board. We believe this independent leadership and the Non-Executive Chairman’s authority to call meetings of the non-employee directors adds value to our shareholders by facilitating a more efficient exercise of the Board’s fiduciary duties in the current structure. We also believe the Non-Executive Chairman further enhances independent oversight by being responsible for establishing the Board’s annual schedule and collaborating with the Chief Executive Officer on the agendas for all Board meetings. The separation of Chairman and Chief Executive Officer also allows the Non-Executive Chairman to provide support and advice to the Chief Executive Officer, reinforcing the reporting relationship, and accountability, of the Chief Executive Officer to the Board.

The Company’s Chief Executive Officer and other members of senior management are responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, liquidity and credit, financial reporting, information technology, cybersecurity and public disclosure, operations and governance. The Board and each of the Board’s four committees (the Audit Committee, Finance Committee, Corporate Governance and Nominating Committee and Organization and Compensation Committee) oversee senior management’s policies and procedures in addressing these and other risks that fall within the scope of the Board’s and the committees’ respective areas of oversight responsibility. For example, the Board directly oversees risk management relating to strategic planning, the Finance Committee directly oversees risk management relating to capital structure and liquidity, the Corporate Governance and

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Nominating Committee directly oversees risk management relating to director independence and corporate governance and the Organization and Compensation Committee directly oversees risk management relating to employee compensation and succession planning. Additionally, the Audit Committee directly oversees risk management relating to financial reporting and public disclosure and legal and regulatory compliance and, in accordance with provisions of the NYSE Listed Company Manual, reviews and discusses, in a general manner, the process by which the Board and its committees oversee senior management’s exercise of risk management responsibilities. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

Meetings of the Board

The Board held eight regular meetings and four special meetings in 2017. Executive sessions of non-employee directors are normally held at each regular Board meeting. Any non-employee director may request that additional executive sessions be scheduled. Shareholders may communicate with the Company’s non-employee directors by following the instructions set forth under “—Shareholder Communications with the Board” below. Board members customarily have attended the Company’s annual meetings of shareholders. All Board members attended the Company’s 2017 Annual Meeting of shareholders. In 2017, each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the period for which he or she has been a director.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board directly by writing to: Non-Executive Chairman of the Board, c/o Flowserve’s Corporate Secretary, Flowserve Corporation, 5215 N. O’Connor Blvd., Suite 2300, Irving, Texas 75039. All such communications will be delivered to our chairman, Mr. Fix.

Committees of the Board

The Board maintains an Audit Committee, a Finance Committee, a Corporate Governance and Nominating Committee (“CG&N Committee”) and an Organization and Compensation Committee (“O&C Committee”). Only independent directors are eligible to serve on Board committees. Each committee is governed by a written charter. The charters of the Audit Committee, Finance Committee, CG&N Committee and O&C Committee are available on the Company’s website at www.flowserve.com under the “Investors — Corporate Governance — Documents & Charters” caption.

Committee Membership and Number of Meetings

The following table identifies the current members of each of the Board’s committees and the number of meetings held in 2017:

Name	Audit(1)(2)	Corporate Governance & Nominating(2)	Finance(2)	Organization & Compensation(2)
Ruby R. Chandy			X	X
Leif E. Darner			Chair	X
Gayla J. Delly	Chair	X
Roger L. Fix(3)
John R. Friedery		Chair		X
Joe E. Harlan	X	X
Rick J. Mills	X		X
David E. Roberts			X	Chair
Number of Meetings Held	9	4	4	4
(1)

The Board has determined that Ms. Delly qualifies as an audit committee financial expert under SEC rules and has accounting or related financial management expertise for purposes of the NYSE corporate governance listing standards. The Board has also determined that all members of the Audit Committee are financially literate, within the meaning of the NYSE corporate governance listing standards, and meet the independence standards set forth in the SEC rules and required by the NYSE.

(2)

The Board has determined that all members of the committee meet the independence standards of the NYSE.

(3)

As the Non-Executive Chairman of the Board of Directors, Mr. Fix serves as an alternate director of all committees for any committee member not in attendance at a committee meeting.

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Audit Committee

The Audit Committee directly engages the Company’s independent auditors, pre-approves the scope of the annual external audit and pre-approves all audit and non-audit services to be provided by the independent auditor. The Audit Committee further approves and directly reviews the results of the Company’s internal audit plan. The Audit Committee also meets with management and the independent auditors to review the quality and accuracy of the annual and quarterly financial statements and considers the reports and recommendations of independent internal and external auditors pertaining to audit results, accounting practices, policies and procedures and internal controls. The Audit Committee also reviews and discusses, in a general manner, the process by which the Board and the other Board committees oversee senior management’s exercise of risk management responsibilities.

The Audit Committee meets regularly with the external and internal auditors in executive sessions to discuss their reports on a confidential basis. In addition, the Audit Committee prepares and issues the “Report of the Audit Committee” included in this proxy statement.

Finance Committee

The Finance Committee advises the Board on all corporate financing and related treasury matters regarding capital structure and major corporate transactions. The Finance Committee also approves major capital expenditures, including acquisitions, made by the Company and also advises the Board on the Company’s pension fund performance, information technology and cybersecurity risks.

Corporate Governance and Nominating Committee

The CG&N Committee is responsible for making recommendations to the Board for the positions of Chairman of the Board, President and Chief Executive Officer. The CG&N Committee is also responsible for recommending candidates for membership to the Board. Prior to considering director nominee candidates, the CG&N Committee assesses the appropriateness of the Board’s current size and composition and whether any vacancies on the Board are expected due to retirement or other factors. If additional directors are needed or vacancies are anticipated or otherwise arise, the CG&N Committee utilizes a variety of methods for identifying and evaluating nominee director candidates.

The identification and evaluation of director candidates begins with the Board’s Corporate Governance Guidelines ("Guidelines"), which establish the criteria for Board membership. As a starting point under the Guidelines, all prospective Board members must possess the highest professional and personal ethics. Board members should have varied professional expertise in fields of accounting and finance, engineering, industrial sales, manufacturing, international operations, human resources and field service. Additionally, all existing and prospective Board members should have a broad strategic view, possess a global business perspective and demonstrate relevant and successful career experience. A Board member’s service on the boards of other public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties and effectively represent the interests of the shareholders.

The Guidelines further articulate the Board’s firm belief that, underlying the aforementioned criteria, the Board’s members should have a diversity of backgrounds, which is viewed in comprehensive terms. In evaluating diversity of backgrounds, the Board considers individual qualities and attributes, such as educational background, professional skills, business experience and cultural viewpoint, as well as more categorical diversity metrics, such as race, age, gender and nationality. This consideration is implemented through the selection process for director nominees, and the Board assesses its effectiveness in promoting diversity through an annual self-assessment process that solicits feedback concerning the appropriateness of the Board’s diversity, among other critical performance factors.

The CG&N Committee considers various potential director candidates who may come to the attention of the CG&N Committee through current Board members, professional search firms, shareholders or other persons. The CG&N Committee generally retains a national executive-recruiting firm to research, screen and contact potential candidates regarding their interest in serving on the Board, although the CG&N Committee may also use less formal recruiting methods.

A shareholder desiring to recommend a candidate for election to the Board should submit a written notice, as required by the Company’s By-laws, including the candidate’s name and qualifications to our Corporate Secretary, who will refer the recommendation to the CG&N Committee. The CG&N Committee may require any shareholder-recommended candidate to furnish such other information as may reasonably be required to determine the eligibility of such recommended candidate or to assist in evaluating the recommended candidate. The CG&N Committee may require the submission of a fully completed and signed Questionnaire for Directors and Executive Officers on the Company’s standard form and a written consent by the shareholder-recommended candidate to serve as a director, if so elected.

Under the proxy access provisions of our By-laws, eligible shareholders and/or shareholder groups are permitted to include shareholder-nominated director candidates in our proxy materials. Additional details about the process to include shareholder-nominated director candidates in our proxy materials are set forth under “—Shareholder Proposals and Nominations” above and in Article II, Section 9 of the Company’s By-laws.

All identified candidates, including shareholder-recommended candidates, are evaluated by the CG&N Committee using generally the same methods and criteria, although those methods and criteria may vary from time to time depending on the CG&N Committee’s assessment of the Company’s needs and current situation.

The CG&N Committee is also responsible for preparing materials for the Chief Executive Officer’s annual performance review conducted by the Board. Further, the CG&N Committee reviews and recommends, as deemed appropriate, changes to the Company’s corporate governance policies consistent with SEC rules and the NYSE corporate governance listing standards.

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Organization and Compensation Committee

The O&C Committee is responsible for establishing executive compensation for officers, including the Chief Executive Officer and other corporate officers. As further discussed under “Executive Compensation,” decisions regarding compensation are made by the O&C Committee in a manner that is intended to be internally equitable, externally competitive and an incentive for effective performance in the best interests of our shareholders, while adhering to and promoting the Company’s risk management objectives. The O&C Committee is the administrator of the Company’s various equity and incentive compensation plans for key employees. The O&C Committee may, under certain circumstances, delegate routine or ministerial activities under these plans to management.

The O&C Committee also reviews the recommendations of the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, regarding adjustments to the Company’s executive compensation programs. The O&C Committee has retained and regularly meets with its independent executive compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook has assisted the O&C Committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles stated below under “Executive Compensation—Compensation Discussion and Analysis.”

The O&C Committee is also responsible for reviewing management succession plans and for recommending changes in director compensation to the Board. The O&C Committee periodically reviews the organizational design, management development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the “Organization and Compensation Committee Report” included in this proxy statement.

Board of Directors Compensation

The following table sets forth certain information with respect to our non-employee director compensation for the fiscal year ended December 31, 2017. Compensation information for Mr. Rowe is set forth below under “Executive Compensation—Summary Compensation Table.” Mr. Rowe did not receive any compensation solely for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Ruby R. Chandy(5)	61,563		124,993	186,556
Leif E. Darner	105,000		124,993	229,993
Gayla J. Delly	138,000	(3)	124,993	262,993
Lynn L. Elsenhans(6)	42,777	(3)	–	42,777
Roger L. Fix	180,165	(4)	124,993	305,128
John R. Friedery	112,500	(3)	124,993	237,493
Joe E. Harlan	100,000	(3)	124,993	224,993
Rick J. Mills	115,000	(3)	124,993	239,993
David E. Roberts	129,375	(3)	124,993	254,368
William C. Rusnack(7)	83,022	(4)	–	83,022
(1)

Eligible directors received an annual equity grant of 2,574 shares of restricted common stock on May 18, 2017, the date of the Company’s 2017 Annual Meeting of shareholders. The amounts shown in this column reflect the grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation – Stock Compensation”, and are calculated using a price per share of $48.56, the closing market price of the Company’s common stock as reported by the NYSE on the date of grant. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2017 in the Annual Report on Form 10-K filed on February 28, 2018.

(2)

The current non-employee directors each had 2,574 shares of restricted common stock outstanding at December 31, 2017; all other shares held are vested.

(3)

Amount reported includes a 15% premium to actual fees due to the director’s election to defer all or a portion of cash retainer payments in the form of Company common stock under the Company’s director stock deferral plan.

(4)

Includes an additional $125,000 cash retainer for services as Non-Executive Chairman of the Board.

(5)

Ms. Chandy was elected to the Board effective May 18, 2017.

(6)

Ms. Elsenhans retired from the Board effective May 18, 2017.

(7)

Mr. Rusnack retired from the Board effective May 18, 2017.

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2017 Director Compensation Elements

In 2017, non-employee directors received, as applicable: (a) an annual cash retainer of $85,000; (b) an annual cash committee service fee of $7,500 (per committee); (c) an annual cash committee chairman service fee of $20,000 for the Audit Committee chairman, $15,000 for the O&C Committee chairman and $10,000 for the Finance and CG&N Committee chairman; (d) an annual cash retainer for services as Non-Executive Chairman of the Board of $125,000; and (e) equity compensation with a target value of $125,000. Directors are also eligible to receive special additional compensation when performing services that have been determined by the Board to be well above and beyond the normal director service requirements. The Board has set a compensatory rate of $3,500 per day for such services, though no compensation was paid for this purpose in 2017. The compensation elements and amounts were established by the Board after review of data prepared by the O&C Committee’s independent consultant, showing competitive director compensation levels for peer companies and the Company’s high performance peer group, which is discussed under “Executive Compensation.”

Pursuant to the Company’s cash and stock director deferral plans and equity compensation plans, directors may elect to defer all or a portion of their annual cash compensation and equity compensation. The annual cash compensation may be deferred in the form of cash or in the form of an equivalent value of Company common stock. Compensation deferred in the form of cash accrues interest while deferred at rates that do not exceed market rates or constitute preferential earnings. If a director elects to defer cash compensation in the form of Company common stock, the director receives a 15% premium on the amount deferred.

The equity portion of non-employee director compensation is provided in the form of restricted common stock of the Company having a $125,000 fair market valuation at the time of grant, which is established on the date of the annual meeting of shareholders of the applicable year. Voting rights accompany such restricted common stock, which fully vest after the earlier of one year from the date of grant, the termination of the director’s service due to death or disability or a change in control. Under the Guidelines, all non-employee directors must own shares of Company common stock with a value at least five times his or her annual cash retainer (currently valued at $425,000) by his or her fifth anniversary of Board service. If the stock ownership requirement is not met, the director will receive all future Board compensation in the form of Company common stock until the requirement is satisfied. For 2017, all non-employee directors met their stock ownership requirements.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of the O&C Committee included Ms. Chandy, Mr. Darner, Ms. Elsenhans, Mr. Friedery, Mr. Harlan and Mr. Roberts. None of the members of the O&C Committee were at any time during 2017 an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or a compensation committee of any entity that has one or more executive officers serving as a member of our Board or O&C Committee.

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EXECUTIVE OFFICERS

The following sets forth certain information regarding the Company’s executive officers. Information pertaining to Mr. Rowe, who is both a director and executive officer of the Company, is presented above under “Board of Directors—Biographical Information—Nominees to Serve an Annual Term Expiring at the 2019 Annual Meeting of Shareholders.”

Name	Age	Position with the Company
R. Scott Rowe(1)	47	President, Chief Executive Officer and Director
Charles L. Armstrong(2)	50	Vice President, Interim Chief Legal Officer
Lee S. Eckert(3)	51	Senior Vice President, Chief Financial Officer
Keith E. Gillespie	52	Senior Vice President and Chief Sales Officer
Kim L. Jackson(4)	56	President, Engineered Product Operations
John R. Lenander	61	President, Flow Control Division
Kirk R. Wilson	51	President, Aftermarket Services & Solutions
David J. Wilson(5)	49	President, Industrial Product Division
(1)

Mr. Rowe was appointed as President, Chief Executive Officer and Director effective April 1, 2017.

(2)

Mr. Armstrong was appointed as Vice President, Interim Chief Legal Officer effective March 19, 2018.

(3)

Mr. Eckert was appointed as Senior Vice President, Chief Financial Officer effective October 9, 2017.

(4)

Mr. Jackson will retire from his position with the Company in the second quarter of 2018.

(5)

Mr. Wilson was appointed as President, Industrial Product Division effective September 11, 2017.

Charles L. Armstrong, has served as Vice President, Interim Chief Legal Officer since March 2018. He previously served as Vice President, Assistant General Counsel from April 2016 to March 2018 and Senior Legal Director – Litigation, Bankruptcy, and Intellectual Property from November 2006 to April 2016. Prior to joining Flowserve, he was employed with Strasburger & Price, an Am Law 200 law firm, for 5 years.

Lee S. Eckert, has served as Senior Vice President, Chief Financial Officer since joining Flowserve in October 2017. Before joining the Company, he was Senior Vice President and CFO of CHC Group LLC, a global commercial helicopter service provider to the offshore oil and gas industry, from July 2015 to September 2017. CHC Group LLC and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in May 2016. Prior to CHC Group LLC, Mr. Eckert served as chief financial officer of the U.S. division of National Grid Plc. from June 2011 to September 2014, and, from June 2006 to June 2011, Mr. Eckert served in various executive capacities as MeadWestvaco Corporation, including as Vice President, Operations, Healthcare from November 2010 to June 2011, and chief financial officer, packaging resource group from June 2006 to October 2010.

Keith E. Gillespie has served as Senior Vice President, Chief Sales Officer since October 2016. In this capacity, he has responsibility for selling and commercial operations activities of the Company. Prior to this role, he served as Chief Strategy Officer of the Company from May 2015 to October 2016 with responsibility for corporate strategy, research and development, corporate development and marketing at the Company. Before joining the Company, he was Managing Director at AlixPartners from 2002 to 2015, where he was responsible for leading the firm’s Business and Consumer Services Practice and the firm’s Growth and Strategy Practice, as well as business improvement efforts at global companies across multiple sectors. Prior to AlixPartners, he served in various senior executive roles at McKinsey & Company, i2 Technologies, and TenFold Corporation.

Kim L. Jackson has served as President of Engineered Product Operations, a component of our Engineered Product Division, since June 2013. He was employed previously with Sulzer AG, Switzerland and its affiliates from 2004 to 2013, where he held several management positions, most recently as the division President of Sulzer Pumps from April 2007 to March 2013.

John R. Lenander has served as President, Flow Control Division since February 2017. He has served in various roles since joining the Company in June 2006, most recently as Interim President, Flow Control Division from November 2015 to February 2017, as Vice President & General Manager, Oil & Gas Sector from 2008 to 2015 and Vice President, Business Development, Flow Control Division from 2006 to 2008. He was employed previously with Dresser, Inc., where he held several management positions, most recently as Vice President, Global Sales, Flow Solutions Division from 2002 to 2005.

Kirk R. Wilson has served as President of Aftermarket Services & Solutions, a component of our Engineered Product Division, since September 2015. He has served in various roles since joining the Company in 1987, most recently as President, Services and Solutions Operations from January 2012 to September 2015, as Vice President and General Manager, Integrated Solutions Group from 2008 to 2011 and Vice President, Marketing for the Pump Division from 2004 to 2008.

David J. Wilson has served as President of Industrial Product Division since September 2017. He was employed previously with SPX Flow, Inc., a manufacturer and supplier of engineered products, as President, Industrial until January 2017. Prior to SPX Flow, Inc.’s spin-off from SPX Corporation, Mr. Wilson served as President, Flow Technology – Industrial, of SPX Corporation. Prior to his most recent position at SPX Corporation, he held various senior positions within that company from 1998 to 2013.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program and policies and the material compensation decisions we have made for our principal executive officer and our other executive officers named in the “Summary Compensation Table” on page 41. To guide the discussion and analysis, we have organized our CD&A into the following sections:

I. Executive Summary – This section provides an overview of our executive officers, market context, and the 2017 say-on pay vote.	Page 23
II.

Executive Compensation Program Objectives and Principles – This section describes the objectives that guide our compensation programs and discusses the individual principles the O&C Committee has established to drive our achievement of those objectives.

Page 25
III.

Elements of the Executive Compensation Program – This section discusses the individual elements of our compensation program for the Named Executive Officers, including base salary, annual cash incentive opportunity, long-term equity incentives (including stock ownership requirements), pension plan, severance benefits, change-in-control plan and certain other benefits. This includes how our performance peer group is established and how compensation is benchmarked to market reference points.

Page 27
IV. Oversight of the Executive Compensation Program – This section describes the respective roles and responsibilities of the O&C Committee and the O&C Committee’s independent compensation consultant.	Page 35
V.

Additional Executive Compensation Information – This section includes an overview of other important executive compensation programs and policies, including employment agreements, tax and accounting implications.

Page 36

Executive Summary

Introduction

We refer to this group of executive officers collectively as our “Named Executive Officers” throughout this document. During 2017, our Named Executive Officers were:

R. Scott Rowe	President and Chief Executive Officer (“CEO”) (principal executive officer)(1)
Mark A. Blinn	Former President and CEO (principal executive officer)(2)
Lee S. Eckert	Senior Vice President and Chief Financial Officer (“CFO”) (principal financial officer)(3)
Karyn F. Ovelmen	Former Executive Vice President and CFO (principal financial officer)(4)
John E. Roueche III	Interim CFO (principal financial officer)(5)
Thomas L. Pajonas	Former Executive Vice President and Chief Operating Officer(6)
Carey A. O’Connor	Former Senior Vice President Chief Legal Officer and Corporate Secretary(7)
Keith E. Gillespie	Senior Vice President and Chief Sales Officer
Kim L. Jackson	President, Engineered Product Operations(8)
(1)

Mr. Rowe was appointed as President, Chief Executive Officer and Director effective April 1, 2017.

(2)

Mr. Blinn retired from his position with the Company effective March 31, 2017.

(3)

Mr. Eckert was appointed as Senior Vice President, Chief Financial Officer effective October 9, 2017.

(4)

Ms. Ovelmen transitioned from her position with the Company effective February 24, 2017.

(5)

Mr. Roueche was appointed as Interim Chief Financial Officer from February 24, 2017 to October 9, 2017.

(6)

Mr. Pajonas retired from his position with the Company effective December 29, 2017.

(7)

Ms. O'Connor transitioned from her position with the Company effective March 16, 2018.

(8)

Mr. Jackson will retire from his position with the Company in the second quarter of 2018.

For more information on the Named Executive Officers, see “Executive Officers” on page 22.

Market, Strategy and Organization Context

Significant Strategic and Organizational Transformation in 2017. Fiscal 2017 was a year of significant change at Flowserve. In April 2017, the Company hired Mr. Rowe as CEO, who began implementation of a new transformational business strategy called Flowserve 2.0. This strategy is designed to position the Company for growth and allow it to better capitalize on market opportunities. Flowserve 2.0 is focused on streamlining and simplifying the business to achieve operational excellence, aggressively pursuing market opportunities with a customer-driven focus, and becoming a technology leader through product innovation in core and next generation offerings.

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In support of the new strategy, the executive team was significantly restructured. Of note, we eliminated the COO position to create more visibility and a more direct connection into the operations of the business for our CEO and we hired a new CFO to help implement the Flowserve 2.0 strategy. We also transitioned several continuing executives into the new organizational structure.

The highlights of our 2017 progress towards our new strategic initiatives include:

2017 Business Transformation Highlights
✔ New core leadership team
✔ Global assessment of business completed
✔ Implementation of Flowserve 2.0, our new strategy focused on positioning the company for growth through product diversification, operating excellence, customer-focus, and technological innovation
✔ Renewed emphasis on the training and professional development of our employees

Market Context. Our major end markets include oil and gas, chemical, power and general industries. Over the last several years, the businesses of many of our customers, particularly oil and gas companies, chemical companies and general industrial companies, have experienced downturns due to the cyclical nature of their businesses. Our customers in these industries have delayed large capital projects, including expensive maintenance and upgrades, during this period. Additionally, fluctuating energy demand forecasts and lingering uncertainty concerning commodity pricing, specifically the price of oil, has caused our customers to be more conservative in their capital planning, which has reduced demand for our products and services during this downturn. This has had an effect on our Company and its financial performance over the last several years.

Pay and Performance Alignment. The following charts illustrate the directional relationship between our Company performance and our incentive arrangements.

The chart to the right above compares realized equity values for 2015, 2016 and 2017 as a percentage of the target grant values. The amounts include each direct long-term incentive element, i.e., restricted stock units (RSUs) and performance share units (PSUs). The RSUs column in the chart depicts the value realized at vesting in each year as a percentage of each grant date value, i.e., RSUs column shows the value at vest for each one-third tranche of the prior 3-year grants. The PSUs column in the chart depicts the value realized at vesting in each year as a percentage of each target grant date value, i.e., PSUs column shows the value at vest following the three-year performance period.

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Under our 2017 annual incentive plan, our operating income performance outcome was 72.9% of our pre-established goal, which was below threshold. Our primary working capital as a percentage of revenue outcome was 98.6% of our pre-established goal, resulting in 87% achievement. Our sales outcome was 99.1% of our pre-established goal, resulting in 91% achievement. This resulted in a weighted total annual incentive award payout of 44.7% of target for our Named Executive Officers.

For the 2015-2017 performance period, our Named Executive Officers, as well as other Company employees, received a portion of their equity incentive compensation in the form of contingent performance shares, which vest, if at all, based on: 1) the Company’s average return on net assets (“RONA”) against the performance of a defined peer group and 2) the Company’s growth in bookings compared to overall gross domestic product (“GDP”) growth of countries that are members of the Organisation for Economic Co-operation and Development (“OECD”). For the 2015-2017 performance period, the Company’s RONA was 9.2%, representing approximately 77.3% of the three year average median RONA of the high performance peer group and the Company’s change in bookings was -9.7%, which was 11.8 percentage points below the average GDP growth. These elements are described in more detail under “—Executive Compensation Program Objectives and Principles.” This resulted in the contingent performance shares awarded for this performance period vesting at 0% of target. This is consistent with our emphasis on long-term performance objectives and the achievement of benchmarked financial metrics, which is described in more detail under “—Elements of the Executive Compensation Program – Long-Term Incentives.”

Compensation Changes in Support of Our Strategic Objectives. In line with our commitment to continue to be responsive to our shareholders and market conditions, the O&C Committee undertook a careful analysis of our compensation arrangements relative to the changes in our business strategy. As a result, the O&C Committee approved the following changes to our compensation program for 2018. Although these changes are summarized below in this CD&A, the impact of these decisions will be reflected in our 2019 proxy statement.

•

For the Annual Incentive Plan (“AIP”) awards granted with respect to the 2018 performance period, we maintained significant emphasis on operating income and working capital efficiency, which we consider critical to the execution of our strategy. We modified other aspects of our incentive plan to support the imperatives set forth in our 2018 business plan, and to assist in communicating with participants as well as shareholders:

–

Streamlined AIP metrics to reduce complexity;

–

Created more emphasis on platform results by increasing platform metric weighting. This provides better line of sight focus on execution for business unit participants; and

–

Added customer on-time delivery as an additional performance measure, reflecting our commitment to customer responsiveness.

•

For the contingent performance shares granted with respect to the 2018-2020 performance period, we modified the following performance measures to further encourage effective capital deployment and enhance alignment with the shareholder interests:

–

Removed the Weighted Average Cost of Capital (“WACC”) adjustment to ROIC and changed the measurement to absolute ROIC rather than measuring against specific industry peers. This adjustment was made primarily to improve the line of sight value of this important metric, and to strengthen our ability to communicate absolute ROIC goals in support of our long-term business plan.

2017 Say-on-Pay Vote

Management and the O&C Committee are attentive to the outcome of the shareholder “Say on Pay” vote. At the Company’s 2017 annual shareholder meeting, the Company received 91.9% of votes cast in favor of the Say on Pay resolution. While our shareholders expressed support in favor of our Named Executive Officers’ compensation at the 2017 Annual Meeting, we are constantly seeking to improve our compensation program as demonstrated by the changes made in 2017 and 2018.

Executive Compensation Program Objectives and Principles

Compensation Governance Practices

The O&C Committee maintains a thoughtful approach to corporate governance practices for executive compensation. Below is a summary of those practices.

What We Do	What We Don’t Do
✔

Balance compensation programs

✔

Cap incentive program payments

✔

Maintain a clawback policy

✔

Provide 50% of long-term incentives in the form
of performance-based compensation

✔

Maintain stock ownership requirements

✔

Fully disclose incentive plan targets and results

✔

Utilize an independent compensation consultant

✔

Target the market median for all elements of pay

✗ No hedging and pledging stock ✗ No excise tax gross-ups for executives ✗ No employment agreements with executives ✗ No option repricing without stockholder approval ✗ No excessive perquisites

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Principles that Guide our Compensation Programs

Our key executive compensation objectives are to attract and retain key leaders, reward current performance, drive future performance and align the long-term interests of our executives with those of our shareholders. In pursuing these objectives, the O&C Committee uses certain guiding principles in designing the specific elements of the executive compensation program, as outlined below:

Compensation Principles	How We Make Our Principles A Reality
Reinforce Our Strategy	• Ensure compensation programs reflects the Company's business vision and the key strategies for accomplishing that vision: People, Process and Technology, Customer, and Finance.
• Consider our key strategies and risk tolerance when identifying the appropriate incentive measures and when assigning individual goals and objectives to the Named Executive Officers.
Align Pay and Performance
•

Use a variety of performance-based compensation vehicles that promote our annual operating plan and long-term business strategy, build long-term shareholder value and avoid encouraging excessive risk-taking.

•

Ensure strong correlation between executive pay and Company performance through incentive arrangements that offer an opportunity for above target compensation when our performance exceeds our goals balanced by the risk of below target compensation when it does not.

Maintain Competitive Market Strategy
•

Use multiple sources of benchmarking data including: (i) the High Performance Peer Group (“HPPG”) and (ii) the manufacturing industry portion of the Hewitt Associates’ Total Compensation Measurement survey (the “Hewitt Survey”)

• Set target compensation at levels approximating the market median to maintain market competitive compensation.
Review Programs Annually for Effectiveness	• Review annually major elements of our executive compensation program along with supplemental elements like health and welfare benefits, retirement income, perquisites, and severance.
•

Stay abreast of evolving market practices in the general industry, external regulatory requirements, the competitive market for executives, our risk management objectives and our executive compensation philosophy.

Measure Performance on a Relative Basis
•

Evaluate the Company’s performance relative to organizations in the HPPG and other high performance cyclical industrial manufacturers for the performance-based element of our executive compensation program.

• Assess how well we deliver results that build long-term shareholder value to better establish the performance expectations of senior management in leading the Company.
Grant Majority of Compensation “At Risk”	• Ensure majority of total compensation is “at risk” and should increase in line with the scope and level of the executive’s business responsibilities.
•

Maintain higher percentage of “at risk” compensation for the CEO compared to the other Named Executive Officers in light of the position’s strategic focus, global governance and management responsibilities and accompanying risks.

Balance Short-Term and Long-Term Performance
•

Provide each Named Executive Officer a competitive amount of cash compensation each year (with the opportunity to increase that amount if annual incentive objectives are exceeded), complemented by an opportunity to earn a substantial amount of additional compensation if the executives are successful in achieving the Company’s long-term objectives.

Balance Stock- and Financial-Based Achievements	• Use multiple long-term incentive vehicles and metrics based on both the Company stock price and pre-established financial metrics.
•

Maintain flexibility in our compensation process to adjust the current mix of award types, adjust vesting conditions or approve different types of awards as part of our overall long-term incentive program.

Compensation Framework Supports Pay and Performance Alignment

Each year, the O&C Committee, which is made up entirely of independent directors, determines the total amount and appropriate mix of compensation for our executive officers, including the Named Executive Officers. We believe that our compensation program is designed so that pay is commensurate with the level of performance generated, with incentive compensation representing the majority of total compensation. The O&C Committee believes that the proportion of an executive’s total compensation that is “at risk” and based on performance should increase in line with the scope and level of the executive’s responsibilities. Accordingly, the O&C Committee believes that the CEO should have more “at risk” direct compensation than the other Named Executive Officers in light of the position’s strategic focus, global governance and management responsibilities, and accompanying risks. As shown below, for 2017, the President and CEO had 86.1% of his pay “at risk” or “variable” and dependent upon Company and stock price performance, as well as his individual performance. The other Named Executive Officers had on average 72% of their pay “at risk” or “variable.”

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Named Executive Officer	Percent of Fiscal 2017 Pay “At Risk”(1)
R. Scott Rowe	86.1%
Lee S. Eckert(2)	77.6%
John E. Roueche III	60.0%
Thomas L. Pajonas	81.3%
Carey A. O’Connor	72.6%
Keith E. Gillespie	72.6%
Kim L. Jackson	67.2%
(1)

Calculated by dividing (i) the sum of the annual incentive opportunity and target long-term incentive opportunity by (ii) the sum of the annual incentive opportunity, target long-term incentive opportunity and base salary.

(2)

The O&C Committee determined Mr. Eckert’s incentive compensation separately as part of his hiring evaluation.

Elements of the Executive Compensation Program

Overview

Compensation Objectives and Core Elements. We provide executive compensation and benefits that are market-competitive and in which a large portion of the total opportunity is variable and tied to our performance and changes in shareholder value over a multi-year period.

Consistent with these principles, the core elements of our executive compensation program consist of:

•

cash compensation, in the form of market competitive base salary and an annual incentive opportunity tied to operating income, primary working capital and sales performance against pre-established goals; and

•

long-term equity compensation, in the form of restricted stock units that vest over time and contingent performance shares that vest, if at all, based on the achievement of benchmarked financial performance metrics designed to reinforce our business objectives and values.

The primary elements of the Company’s executive compensation program in 2017 are shown in the following table and are discussed in detail below:

Category	Compensation Element	Description
Cash	Base Salary	Fixed cash compensation based on responsibilities of the position and set at levels approximating the market median
	Annual Incentive Opportunity	Annual cash incentive for Company achievement of pre-determined financial performance metrics; payment ranges from 0% to 200% of target award
Long-Term Incentives	Restricted Stock Units (50% of total grant value)	Vests ratably over a three-year period
	Contingent Performance Units (50% of total grant value)	Cliff vests at end of a three-year period at 0% to 200% of award value based on ROIC performance relative to WACC and against the HPPG and relative TSR against the HPPG
Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to executive officers and other U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees; Company matches 75% of pre-tax contributions up to 6% of salary
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no other perquisites offered

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The Flowserve Corporation Equity and Incentive Compensation Plan (“EICP”) is our shareholder-approved equity and cash compensation plan that allows Flowserve to provide equity compensation in compliance with any applicable shareholder-approval requirements of the New York Stock Exchange. In addition, the shareholder-approved performance criteria in the EICP allow us to provide equity and cash compensation that may be tax-deductible under IRC 162(m) to our Named Executive Officers. In 2009, shareholders approved the EICP, and the Company reserved 8,700,000 shares of common stock (as adjusted for the Company’s three-for-one forward stock split effected on June 21, 2013) for distribution. In 2015, shareholders re-approved the performance criteria under the EICP to allow Flowserve to continue to provide compensation that may be tax-deductible for purposes of Section 162(m) of the IRC. The Annual Incentive Plan (“AIP”) and the Long-Term Incentive Plan (“LTIP”) were two Board-approved Flowserve compensation plans that are adopted under, and have the same expiration date as, the EICP, but which are maintained separate from the EICP. Awards granted under the AIP and LTIP that are intended to comply with the requirements of IRC 162(m) must use one or more of the EICP’s shareholder-approved performance criteria, and are dependent on fulfilling such performance criteria. In addition, equity awards provided under the LTIP are subject to the limitations of the EICP including the 8,700,000 shares of common stock that are reserved for distribution under the EICP. The Board most recently reviewed and approved the AIP and the LTIP on December 20, 2016.

Base Salary

During the first quarter of each year, the O&C Committee reviews and establishes the base salaries of the Named Executive Officers. The O&C Committee has established and maintains base salary market reference points for the Company’s various executive positions indicated by the market compensation survey data compiled and prepared by management and independently reviewed by the O&C Committee’s compensation consultant. For each Named Executive Officer, the O&C Committee takes into account the scope of his or her responsibilities, experience and individual performance and then balances these factors against competitive salary practices. The O&C Committee also considers internal pay equity on an annual basis with respect to the other executives and references external benchmarks provided by its compensation consultant. The O&C Committee did not assign any relative or specific weights to these factors. Because we are committed to a pay-for-performance philosophy, the O&C Committee generally establishes base salary levels to approximate the market median of companies within the HPPG and the broad market taken from the Hewitt Survey.

The base salaries paid to the Named Executive Officers during 2017 are shown below and in the “Summary Compensation Table” under the “Salary” column. Mr. Blinn’s base salary and other compensation components in 2017 are discussed below in further detail under “—Additional Executive Compensation Information—Former Chief Executive Officer Compensation in 2017.” Mr. Rowe’s base salary and other compensation components in 2017 are discussed below in further detail under “—Additional Executive Compensation Information—New Chief Executive Officer Compensation in 2017.”

Named Executive Officer	2017 Salary ($)
R. Scott Rowe(1)	825,000
Mark A. Blinn(2)	378,677
Lee S. Eckert	126,923
Karyn F. Ovelmen	147,450
John E. Roueche III	322,451
Thomas L. Pajonas	779,092
Carey A. O’Connor	439,999
Keith E. Gillespie	485,000
Kim L. Jackson	433,500
(1) See “New Chief Executive Officer Compensation in 2017” on page 35 for further detail. (2) See “Prior Chief Executive Officer Compensation in 2017” on page 35 for further detail.

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Annual Incentive Opportunity

During the first quarter of each year, the O&C Committee establishes an annual cash incentive opportunity for each Named Executive Officer under the AIP. At that time, the O&C Committee approves: (i) the overall Company performance measures for the fiscal year; and (ii) an AIP target opportunity for each Named Executive Officer.

Setting the AIP Target Opportunity. Each year, the O&C Committee establishes an AIP target opportunity for each Named Executive Officer, expressed as a percentage of the executive’s base salary. The O&C Committee sets these targets in consultation with its compensation consultant and in adherence to our stated executive compensation objectives and principles. The target annual incentive opportunity for each Named Executive Officer in 2017 is set forth in the following table:

Named Executive Officer	2017 AIP Target %
R. Scott Rowe	120%
Mark A. Blinn	120%
Lee S. Eckert	75%
Karyn F. Ovelmen	75%
John E. Roueche III	50%
Thomas L. Pajonas	85%
Carey A. O’Connor	65%
Keith E. Gillespie	65%
Kim L. Jackson	55%

Setting Company Performance Measures and Rigorous Goals. The O&C Committee, working with its compensation consultant and the CEO, evaluates and approves the Company’s AIP performance measures for each fiscal year. The O&C Committee sets each Named Executive Officer’s AIP performance measures that are consistent with our business strategy and tied to the achievement of important strategic objectives that drive the success of our business. The Company’s AIP performance measures and targets, unadjusted for extraordinary events, established for 2017 were as follows:

2017 Performance Measures	Weighting	2017 Target ($ in millions)
Operating Income (OI)	50.0%	$393.8
Primary Working Capital (PWC) as Percentage of Sales	20.0%	28.1%
Sales	30.0%	$3,662.9

The metrics presented in the table above were evaluated using pre-defined internal criteria. The O&C Committee selected these performance metrics, with input from management, because they support the key strategies that we believe drive sustainable and profitable Company growth (as discussed under “—Executive Compensation Program Objectives and Principles” above).

On the basis of the foregoing performance metrics, we use the following formula to calculate each individual’s AIP payment for a given year:

Primary Working Capital is calculated by adding net receivables and total inventory less accounts payable, accrued deferred revenue and accrued progress billings. The Primary Working Capital as a percentage of sales metric is calculated by dividing Primary Working Capital by 12 months trailing total sales. Additionally, the O&C Committee may exercise its judgment, within parameters it establishes at the beginning of the year, whether to exclude the effect of certain specified developments that occur during the year in determining the extent to which the performance objectives are met. Such developments may include unanticipated changes in accounting principles or extraordinary, unusual or unplanned events that have been reported in our public filings. For 2017, the impacts of realignment activity, the Gestra and Vogt divestitures and the Brazil asset impairment were excluded when determining whether the performance objectives were met for the AIP. For 2017, our Operating Income metric was approximately $287.1 million compared to reported Operating Income of approximately $335.4 million and our Sales metric was approximately $3,631.3 million compared to reported Sales of approximately $3,660.8 million.

Where applicable, AIP awards are paid in March for the prior year’s performance based upon the O&C Committee’s assessment of actual performance against the pre-established AIP performance objectives, subject to adjustments for individual performance. A more in-depth description of the O&C Committee’s decisions with respect to the annual incentive awards paid to each Named Executive Officer for 2017 follows.

Measuring Performance and Establishing Payout. The 2017 payout range established for each Named Executive Officer was 0% to 200% of his or her respective target award opportunity. The actual payout percentage is determined using a matrix that compares the Company’s actual performance against the established performance targets for the year (referred to as “plan”). The following tables show the percentage of target award that is paid at different levels of Company performance against plan, as well as actual performance and payout percentages for 2017.

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Operating Income Metric (50% Weight)		Primary Working Capital Metric (20% Weight)		Sales Metric (30% Weight)
Company Performance	% Payout Score	Company Performance	% Payout Score	Company Performance	% Payout Score
72.9% of Plan	0.0%	<95% of Plan	0.0%	<95% of Plan	0.0%
<95% of Plan	0.0%	95% of Plan	50.0%	95% of Plan	50.0%
95% of Plan	50.0%	98.6% of Plan	87.0%	99.1% of Plan	91.0%
100% of Plan	100.0%	100% of Plan	100.0%	100% of Plan	100.0%
≥120% of Plan	200.0%	≥107% of Plan	200.0%	≥110% of Plan	200.0%

After the end of 2017, the O&C Committee reviewed the Company’s actual performance against each of the performance measures established at the beginning of the year. The O&C Committee noted that the Company remained resilient in 2017 in the context of continued uncertainty in its end markets. They noted, among other things, sales of $3.66 billion, operating income of $335.4 million, operating margin of 9.2%, and cash flows from operations of $311.1 million. Consistent with the principle of aligning awards with performance, the O&C Committee calculated the AIP percentage payout for each Named Executive Officer in accordance with the AIP formula and the achievement of the performance measures, as adjusted. As a result, the calculated AIP percentage payout for the CEO and all other Named Executive Officers was 44.7% of their target annual incentive opportunity.

Individual Performance Adjustment. At the same time that the O&C Committee sets AIP performance metrics for a given year, it establishes a payout range for all AIP awards. The payout range ultimately determines the percentage of the target incentive to be paid, with an established upper limitation and a minimum below which no payment will be made. Additionally, the O&C Committee may modify an individual AIP award upward or downward based on an individual’s contribution to our performance, as well as individual performance in relation to any extraordinary events or transactions. In this performance assessment, the O&C Committee considers the recommendations of the CEO as to the other Named Executive Officers. The Company currently uses a five point performance rating scale when determining the adjustments that are made to individual AIP awards. Such adjustments are made pursuant to the following schedule:

AIP Rating System
Performance Rating	AIP Adjustment
Below Expectations	-50%
Partially Met Expectations	-25%
Met Expectations	0%
Partially Exceeded Expectations	+7.5%
Exceeded Expectations	+15%

Concerning individual performance, for 2017, the Board evaluated each of the Named Executive Officers based on the objectives outlined below, which were established and communicated to the Named Executive Officers at the beginning of 2017.

•

Achieve market-leading growth and earn attractive returns by effectively managing risk and leveraging our core competencies.

•

Pursue a rich understanding of our customers to ensure we serve their needs, exceed their expectations and build long-term relationships.

•

Create, enrich and sustain a rewarding and engaging work environment that attracts, develops and retains the highest caliber people in the industry.

•

Foster a culture of innovation and proactively manage a synergistic portfolio that creates optimal value for our customers and maximizes out long-term revenue.

•

Invest to provide local service capabilities to have an appropriate presence in countries that are central to business growth opportunities.

•

Optimize our manufacturing and service assets, standardize best practices and utilize process excellence to meet our earnings potential.

•

Grow long-term viability through foundational values based on ethical business behavior, global corporate citizenship, sound operational practices and consistently superior financial performance.

None of these objectives are assigned individual weights, but are considered together. The Company has no policies or formula for allocating compensation among the various elements.

For 2017, the O&C Committee increased the preliminary annual incentive award payout for Mr. Eckert and Mr. Roueche and decreased the same for Mr. Jackson based on its assessment of performance against the aforementioned individual objectives and specific objectives that supported our key strategies. As a result, both Mr. Eckert and Mr. Roueche's preliminary annual incentive award payments were increased by 7.5% and Mr. Jackson's was decreased by 25%. No other adjustments to the preliminary annual incentive award payments were made for other Named Executive Officers. The annual incentive awards the Company paid to the Named Executive Officers for 2017 are reported below in the "Summary Compensation Table" under the "Non-Equity Incentive Plan Compensation" column.

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Long-Term Incentives

Our long-term incentive program rewards the Named Executive Officers for the Company’s performance over a multi-year period. Our long-term incentive program consists of two components: (1) restricted stock units (“RSUs”) that vest over time and (2) contingent performance shares (“PSAs”). In 2017, all Named Executive Officers received their long-term incentive awards in these forms, other than the options described below. The O&C Committee may also award one-time grants of restricted stock units in its discretion based on performance or other factors.

Determining the Structure of Awards. As discussed above, the O&C Committee believes that long-term incentive compensation is essential to retaining and motivating executives. The O&C Committee further believes that providing our executives with long-term incentives will encourage them to operate the Company’s business with a view towards building long-term shareholder value. Based on these considerations, the O&C Committee determined that for 2017, an equity award combination consisting of approximately one-half in value of restricted stock units, which vest ratably over a three-year period, and one-half in value of contingent performance shares, which cliff vests at the end of a three-year period, would best serve the goals that the O&C Committee sought to achieve for 2017. The awards are granted subject to a pre-approved total target pool of restricted stock units and contingent performance share awards available to employees eligible to participate in the long-term incentive program. The only options that have been awarded since 2007 are options that have been granted to R. Scott Rowe as part of his one-time sign on grants. Additional information regarding Mr. Rowe’s compensation is set forth under “—New Chief Executive Officer Compensation in 2017.”

Restricted Stock Unit Awards. The O&C Committee grants restricted stock unit awards that vest ratably over a three-year period to deliver a meaningful long-term incentive that balances risk and potential reward. These awards also serve as an effective incentive for our superior executive performers to remain with the Company and continue such performance. Target restricted stock unit grants to the Named Executive Officers in 2017 represented one-half of the executives’ total target long-term incentive opportunity. Target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2016.

Restricted stock unit awards are only earned if the individual continues to be employed by the Company until the applicable vesting dates of the awards except pursuant to special end of service vesting as discussed below under “—End of Service Benefits.” Until vesting, holders of restricted stock unit awards do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

The grant date fair value of the restricted stock unit awards granted to the Named Executive Officers during 2017, calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation,” are shown in the “Summary Compensation Table” under the “Stock Awards” column and the accompanying footnotes. Additional information on the awards granted in 2017 is shown in the “2017 Grants of Plan-Based Awards” table.

Contingent Performance Share Awards. Contingent performance shares are restricted stock units that vest, if at all, based on the Company’s achievement of pre-determined financial metrics, measured over a three-year performance period. For the 2015-2017 performance period, contingent performance share awards were based on: 1) RONA performance compared to that of the HPPG and 2) the Company’s growth in bookings compared to the GDP growth of countries that are members of the OECD over the three-year performance period. The O&C Committee included the bookings component in order to support the Company’s strategic plan to emphasize growth in excess of market levels. The O&C Committee believed that benchmarking bookings growth to OECD GDP growth was an appropriate basis to measure incremental growth as the Company’s bookings have historically had a strong correlation to OECD GDP results, and the OECD has close alignment to the Company’s geographic distribution. For the 2016-2018 performance period, the O&C Committee changed the bookings component in order to benchmark it to the Company’s target bookings growth under its operating plan. When coming to this determination, the O&C Committee noted that the Company’s operating plan incorporated expected macro-economic conditions, such as expected OECD GDP growth, along with expected conditions in the Company’s end markets other than GDP growth. As a result, the O&C Committee recognized that the operating plan provided a closer alignment to expected market conditions in the industry. Therefore, for the 2016-2018 performance period, contingent performance shares are based on: 1) RONA performance compared to that of the HPPG and 2) the Company’s bookings growth compared to targeted bookings growth under the Company’s operating plan.

For the 2017-2019 performance period, the O&C Committee determined the contingent performance share award measures should be based on: 1) three-year average return on invested capital (“ROIC”) performance

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relative to the three-year average of WACC and compared to that of the HPPG and 2) relative total shareholder return ("TSR") compared to that of the HPPG. The O&C Committee believes that shareholder value is maximized through generating a ROIC that exceeds the Company’s WACC, which we refer to as economic return. In addition, the O&C Committee believes that relative TSR compared to that of the HPPG is an appropriate performance metric primarily because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders over the three-year performance period. The importance of achieving economic return and TSR goals has been emphasized by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves its economic return and TSR goals.

As such, the Company’s contingent performance share award measures established for 2017-2019 were as follows:

2017 Performance Measures	Weighting
ROIC / WACC	50.0%
TSR	50.0%

On the basis of the foregoing performance metrics, we use the following formula to calculate the Contingent Performance Share Awards for the 2017-2019 period:

The O&C Committee believes that these performance-based awards provide a stronger incentive for our executives to achieve specific performance goals over the performance period that advance our business strategies, build long-term shareholder value and encourage executive retention.

These performance-based awards are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability, special end of service or reduction-in-force before the end of the three-year performance period or if the performance goals are not reached. Until vesting, holders of contingent performance share units do not have voting rights on the units, but the units are entitled to receive dividend accruals, if any.

Target contingent performance share grants to the Named Executive Officers in 2017 represented one-half of the executives’ total target long-term incentive opportunity. As with the restricted stock unit grants, target grants were determined by dividing this portion of the executive’s long-term incentive opportunity by the price of the Company’s common stock, which was calculated by taking an average of closing prices reported on the NYSE during the last twenty trading days of 2016.

In 2017, the O&C Committee approved contingent performance share long-term incentive opportunities that will vest, if at all, in March 2020 based on the Company’s achievement of: 1) ROIC performance relative to WACC and compared to that of the HPPG and 2) relative TSR compared to that of the HPPG. The O&C Committee currently believes that the ROIC and TSR measures are well correlated to shareholder value creation. The O&C Committee also believes that placing increased weight to comparisons with the HPPG, rather than the market in general, will help ensure that performance is measured in a more transparent manner and that the Named Executive Officers will not benefit disproportionately from general market movement. The ROIC metric is calculated by taking the spread between the Company’s three-year average of ROIC and three-year average of WACC. The TSR metric is measured over the three-year performance period to determine the percentile rank within the HPPG.

Prior to the granting of contingent performance share awards each year, the O&C Committee establishes a vesting percentage range around each executive’s target long-term incentive opportunity allocated to the contingent performance shares. This vesting percentage range has an established upper limitation and a minimum below which no shares will vest. Similar to AIP awards, the percentage vesting range determines the amount of contingent performance shares that vest relative to the original award amount.

For 2017 grants, which cover the 2017-2019 period, the vesting percentage range established for each Named Executive Officer was 0% to 200% of his or her respective target long-term incentive opportunity allocated to the contingent performance shares. In order to achieve a target (100%) vesting percentage, the Company must, over the three-year performance period, achieve: 1) an average ROIC relative to WACC spread (a) of at least 1% and (b) equivalent to the 55th percentile three-year ROIC relative to WACC spread average among the members of the HPPG; and 2) an average relative TSR equivalent to the 55th percentile three-year relative TSR average among the members of the HPPG. For the ROIC metric, the O&C Committee believes that using the individual ROIC averages of the HPPG’s members works to mitigate the influence of outlier ROIC performances within the group, which can skew the aggregate ROIC average either positively or negatively, and results in a more consistent basis for assessing relative performance.

The following tables illustrate the performance scores of the contingent performance share metrics at different levels of Company performance:

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TSR Performance v. Percentile of HPPG TSR Performance (50% weight)	% Performance Score
<HPPG TSR Averages 30th Percentile	0%
HPPG TSR Averages 30th Percentile	50%
HPPG TSR Averages 55th Percentile	100%
HPPG TSR Averages 75th Percentile	200%

Setting the Target Opportunity. Each year, the O&C Committee establishes a target long-term incentive opportunity for each Named Executive Officer, which is expressed as a percentage of the executive’s base salary. The O&C Committee first sets the target dollar value of the long-term incentive package for each Named Executive Officer and, in doing so, considers durable-goods manufacturing companies' data from the Hewitt Survey and information from the Company’s HPPG, as previously described. For reasons described above under “Executive Compensation Program Objectives and Principles”, we generally provide, and in 2017 did provide, long-term incentive awards at target levels that approximate an average of the 50th percentile of both the HPPG and broad market taken from the Hewitt Survey.

Determining the Award Amounts. During the first quarter of each year, the O&C Committee determines the aggregate equivalent dollar value of the long-term incentive award for each Named Executive Officer and then makes annual grants of restricted common stock and contingent performance shares, as appropriate. The equity awards are made after the O&C Committee has had an opportunity to evaluate the Company’s operating results for the prior year and at the same time that the Company is making its major compensation decisions for the current fiscal year.

The O&C Committee has the discretion to increase or decrease a Named Executive Officer’s time-vested restricted stock unit award (but not the contingent performance share award) based on an assessment of the officer’s individual contribution to the Company’s results. For Named Executive Officers other than the CEO, the recommendations of the CEO are considered. Similar to potential AIP award adjustments, these adjustments must be based on individual performance relative to the Company’s key strategies. These adjustments, along with adjustments that may be made to the restricted stock unit awards of other plan participants, will not exceed the pre-approved total target pool available for restricted stock unit awards by more than 10% without specific O&C Committee consideration. In 2017, the O&C Committee did not adjust the time-vested restricted stock unit awards for any Named Executive Officer based on individual contribution.

The O&C Committee considers both the target dollar value of the long-term incentive package and the package’s potential dilutive effect on the Company’s outstanding shares of common stock in determining the aggregate equivalent dollar value available for individual long-term incentive awards, and the aggregate amount of total awards available for our executives.

Once the target dollar value is set, the O&C Committee considers the potential dilutive effect of awards on the Company’s outstanding shares of common stock. The O&C Committee evaluates shareholder dilution based on equity compensation “burn rates,” which refers to the annual rate at which shares are awarded under our shareholder approved stock compensation plans compared to the total amount of the Company’s outstanding common stock. The O&C Committee then compares the rate to those of the companies in the HPPG, guidelines used by certain institutional shareholder advisory services and the advice of its compensation consultant. Generally, the O&C Committee targets a maximum Company-wide “burn rate” of 1.0% of the Company’s outstanding common stock for each annual grant of long-term incentive awards for all Company employees. Based on projections of equity awards to be made to employees during the balance of 2017, the O&C Committee determined that the proposed awards to the Named Executive Officers and the projected additional awards to employees would enable the Company to remain comfortably within the annual “burn rate” of 1.0% of the Company’s outstanding common stock.

In past years, the O&C Committee has established the practice of annually approving and granting equity awards to long-term incentive plan participants at the O&C Committee’s meeting held in the first quarter of the year. Based on the criteria described above, the O&C Committee met on February 1, 2017 and approved the target long-term incentive opportunities for our Named Executive Officers as set forth in the table below:

Named Executive Officer	2017 LTI Target as % of Base Salary
R. Scott Rowe	500%
Lee S. Eckert(1)	273%
John E. Roueche III	100%
Thomas L. Pajonas	350%
Carey A. O’Connor	200%
Keith E. Gillespie	200%
Kim L. Jackson	150%
(1) The O&C Committee determined Mr. Eckert’s LTI target separately as part of his hiring evaluation.

The material terms and conditions of these equity awards are determined under the provisions of our equity compensation plans that our shareholders previously approved. These plans are included as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 28, 2018 (the “Annual Report”), which can be found on the Company’s website at www.flowserve.com under the “Investor Relations — SEC Filings” caption.

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Competitive Benchmarking

The O&C Committee believes that the use of internal (or absolute) performance metrics alone yields an incomplete picture of Company performance. Accordingly, the performance-based element of our executive compensation program also emphasizes and evaluates the Company’s performance relative to organizations in a benchmark “high performance peer group” (“HPPG”) of high performance cyclical industrial manufacturers. This evaluation serves as a means to assess, on a comparative basis, how well we deliver results that build long-term shareholder value, which in turn enables us to better establish the performance expectations of senior management in leading the Company. The O&C Committee strives to reevaluate the HPPG every year, and a detailed process is followed in identifying and evaluating organizations appropriate for inclusion.

For the 2015 -2017 performance periods, our HPPG consisted of the following companies:

Ametek Inc.	Dover Corp.	Rockwell Automation Inc.	Wabtec Corp.
Atlas Copco AB	Lincoln Electric Holdings Inc.	SKF AB	Weir Group plc
Crane Co.	Nordson Corp.	Snap-On Inc.	Woodward Inc.
Donaldson Co Inc.	Parker Hannifin Corp.	Sulzer

*Cameron International Corp was removed due to its merger with Schlumberger Limited, Joy Global Inc. was removed due to its merger with Komatsu America Corp. and Parker Hannifin was removed due to its acquisition of CLARCOR Inc.

The process for establishing the 2015-2017 HPPG began by compiling an initial sample of potential comparable organizations from S&P 1500 and FORTUNE Industrials, current peers and relevant competitors based on SIC codes and Global Industrial Classification Standards. We then used a top-down, multi-stage filtering approach to distill the comparable sample and establish the HPPG. The first filter imposed a revenue requirement of between $1 billion and $16 billion. The second filter required that the average of the two, three and four-year TSR be above the industrial median. The third filter focused on core financial criteria relevant to the Company, which included revenue growth, RONA, operating cash flow and operating margin, three of which were required to be above the industrial median. The next filter imposed mandatory standalone criteria that address certain operational and strategic aspects and included an end-to-end supply chain and greater than 60% of revenues derived multinationally.

This filtering approach produced a group of 32 organizations. These organizations were then subjected to additional review to identify key business drivers that the O&C Committee believed would impact an organization’s ability to be a fair point of comparison for the Company over the next three years. In this additional review, the O&C Committee examined debt to equity ratios, net property, plant and equipment as a percentage of revenues, goodwill as a percentage of total assets (greater than the 25th percentile required) and organic sales growth (greater than the 25th percentile required). This process resulted in the final HPPG identified above.

For the 2016-2018 performance periods, our HPPG consists of the following companies:

Ametek Inc.	FMC Technologies, Inc.	Pentair plc	Trinity Industries, Inc.
Crane Co.	IDEX Corporation	Rockwell Automation	Woodward Inc.
Colfax Corp.	Lincoln Electric Holdings Inc.	Snap-On Inc.	Xylem, Inc.
Donaldson Co Inc.	Nordson Corp.	Stanley Black & Decker, Inc.
Dover Corp.	Parker Hannifin Corp.	Terex Corporation

*FMC Technologies Inc. was removed due to its merger with Technip SA, Xylem, Inc. was removed due to its acquisition of Sensus and Parker Hannifin was removed due to its acquisition of CLARCOR Inc. These entities were removed for the full performance periods after their respective mergers or acquisitions.

The process for establishing the HPPG for the 2016-2018 performance period again began by compiling an initial sample of potential comparable organizations from all publicly traded U.S. companies. We then used a top-down, multi-stage filtering approach to distill the comparable sample and establish the HPPG. The first filter narrowed the list to primarily manufacturers of industrial equipment that fall within the broad S&P industry category, “Machinery and Energy Equipment & Services”. The second filter focused on core financial criteria and imposed a revenue requirement between one-third to three times the Company’s revenue and market-capitalization value. The next filter considered the overall comparative appropriateness and statistical validity of the peer group. The process resulted in the final HPPG identified above.

The last scheduled review of the HPPG was completed in early 2017. As a result of this review, the O&C Committee determined certain changes to the HPPG were advisable, primarily to help ensure that as the Company has evolved over the last several years, the group appropriately reflects the operational and strategic profile of the Company.

As a result, our new HPPG for the 2017-2019 performance period and future periods consists of the following companies:

Colfax Corp.	ITT Inc.	Pentair plc	Weir Group plc
Crane Co.	KSB Aktiengesellschaft	Rotork plc
Donaldson Company	Lincoln Electric Holdings Inc.	Sulzer AG
Dover Corp.	Metso Corp.	Terex Corp.

The process for establishing the HPPG for the 2017-2019 performance period again began by compiling an initial sample of potential comparable organizations from all publicly traded companies. We then used a top-down, multi-stage filtering approach to distill the comparable sample and establish the HPPG. The first filter narrowed the list to publicly-traded companies that are industrial equipment manufacturers. The second filter focused on direct business peers of the Company. The next filter considered the financial comparative appropriateness and statistical validity (such as correlation between business results and crude oil prices) of the peer group. The process resulted in the final HPPG identified above.

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New Chief Executive Officer Compensation in 2017

The compensation of the CEO was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above. In the interest of providing shareholders with a better understanding of Mr. Rowe’s compensation for 2017, we are providing the following discussion and analysis.

In February 2017, the O&C Committee identified specific criteria for evaluating the CEO’s performance during 2017. These criteria included financial performance, strategic vision and leadership, including the development of human capital. In evaluating the CEO’s performance in 2017, the O&C Committee Chairman gathered input from individual Board members through a formal review process following year end. During this process, the O&C Committee reviewed both the detailed compensation market data prepared by its compensation consultant and management’s compensation consultant. The O&C Committee discussed and determined the following CEO compensation changes and awards in executive session with only its compensation consultant and O&C Committee members present. The O&C Committee also followed the principles and practices earlier discussed during the Board’s special executive session to conduct the CEO performance review.

In early 2017, the Company named R. Scott Rowe as Chief Executive Officer, effective April 1, 2017, following the announced retirement of our former CEO, Mark Blinn. Mr. Rowe’s compensation was set in a manner consistent with our compensation philosophy and the general compensation objectives and principles discussed above. In assembling his compensation package, the O&C Committee reviewed data provided by its compensation consultant regarding market reference points indicated by the market compensation survey data. Under his compensation package, Mr. Rowe received an annual base salary of $1,100,000, eligibility for a cash award under the Annual Incentive Plan with a target award of 120% of base salary, and a grant under the Long-Term Incentive Plan with a target award of 500% of his base salary.

In addition, Mr. Rowe received a one-time stock option award with a grant date fair value of $2,000,000, which is subject to a three-year cliff vesting period, and a one-time $20,000 cash payment. Pursuant to the employment offer letter between Mr. Rowe and the Company, in the event Mr. Rowe is terminated without “cause” before the third anniversary of his hire date, and subject to his execution of a release, the equity awards granted to him in calendar year 2017 will vest in full, with performance share units vesting at target level. The O&C Committee determined to approve this grant because it believes that long-term incentive compensation is essential to attracting new executives that are focused on long-term performance. The O&C Committee further believes that providing our executives with long-term incentives will encourage retention of newly hired executives while incentivizing them to build long-term shareholder value. The O&C Committee believes these awards serve as an effective incentive for executives to remain with the Company and perform at a superior level.

Annual Incentive Opportunity. To recognize Mr. Rowe’s performance during 2017, the O&C Committee approved a cash award under the Annual Incentive Plan of $590,040. Pursuant to the employment offer letter between Mr. Rowe and the Company, Mr. Rowe received a full year Annual Incentive Plan payout for 2017. See the discussion under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity—Measuring Performance and Establishing Payout” above.

Long-Term Incentives. In accordance with the principles and practices set forth earlier, the O&C Committee approved a long-term incentive award to Mr. Rowe for 2017 consisting of 56,310 shares of restricted stock units, which vest ratably over time, and 56,310 contingent performance units on his hire date. Pursuant to the employment offer letter between Mr. Rowe and the Company, Mr. Rowe received a full year long-term incentive award for 2017.

Former Chief Executive Officer Compensation in 2017

In the interest of providing shareholders with a better understanding of Mr. Blinn’s compensation for 2017, we are providing the following discussion and analysis. Mr. Blinn retired from his position at the Company effective March 31, 2017.

Base Salary. In February 2017, Mr. Blinn’s salary was left unchanged at $1,050,000 for 2017. In setting Mr. Blinn’s base salary, the Board primarily considered Mr. Blinn’s leadership and contribution to overall Company performance, his performance during the year against his individual objectives and his transition responsibilities in connection with his retirement from the Company.

Annual Incentive Opportunity. To recognize Mr. Blinn’s performance during 2017, the O&C Committee approved a cash award under the Annual Incentive Plan of $138,875 which reflects a pro-rated amount for the period during 2017 in which Mr. Blinn was employed at the Company. See the discussion under “—Elements of the Executive Compensation Program—Annual Incentive Opportunity—Measuring Performance and Establishing Payout” above.

Long-Term Incentives. Mr. Blinn did not receive a long-term incentive award in 2017 due to his retirement.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the O&C Committee. Consistent with the NYSE corporate governance listing standards, the O&C Committee is composed entirely of independent, non-employee members of the Board. In addition, the Non-Executive Chairman of the Board generally attends the meetings of the O&C Committee.

As reflected in its charter, the O&C Committee has overall responsibility for setting the compensation for our CEO, which is approved by the full Board, and for approving the compensation of our other executive officers, including the other Named Executive Officers. The O&C Committee also oversees the alignment of organizational design and management development in support of achieving our operational objectives and strategic plans and monitors the policies, practices and processes designed to develop our core organizational capabilities and managerial competencies.

The O&C Committee is also responsible for reviewing the management succession plan and for recommending changes in director compensation to the Board. On matters pertaining to director compensation, the O&C Committee also receives data and advice from FW Cook. The O&C Committee periodically reviews the organizational design, management

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development plans and managerial capabilities of the Company. The O&C Committee also prepares and issues the Organization and Compensation Committee Report included in this proxy statement.

The O&C Committee’s process of reviewing the executive compensation program and setting compensation levels for our Named Executive Officers involves several components. During the first quarter of each year, the O&C Committee reviews each Named Executive Officer’s total compensation. The O&C Committee members also meet regularly with the Named Executive Officers at various times during the year, both formally within Board meetings and informally outside of Board meetings, which allows the O&C Committee to assess directly each Named Executive Officer’s performance. The O&C Committee also solicits input from all non-employee members of the Board as to the CEO’s performance during the year.

Except in years of CEO transition where the incumbent officer has completed less than one year of service in this capacity, the O&C Committee considers the results of the CG&N Committee’s process for reviewing the CEO’s performance with all independent Board members. The CG&N Committee’s process includes the independent Board members individually and collectively presenting their assessment of the CEO’s performance, as well as the CEO presenting his self-assessment of his performance. The O&C Committee uses these results when determining the CEO’s recommended compensation, which is subject to the independent Board members’ approval.

In addition, the CEO annually presents an evaluation of each other Named Executive Officer’s performance to the O&C Committee, which includes a review of each officer’s contributions over the past year, and his or her strengths, weaknesses, development plans and succession potential. The CEO also presents compensation recommendations for each Named Executive Officer for the O&C Committee’s consideration. Following this presentation and a benchmarking review for pay, the O&C Committee makes its own assessments and formulates compensation amounts for each Named Executive Officer with respect to each of the elements in the Company’s executive compensation program as described above.

Independent Compensation Consultant. The O&C Committee has the authority to retain outside advisors as it deems appropriate. The O&C Committee has engaged FW Cook as its compensation consultant to provide advice and information. FW Cook has assisted and advised the O&C Committee on all aspects of our executive compensation program, and they provide no other services to the Company. The services they provide include:

•

providing and analyzing competitive market compensation data;

•

analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate;

•

analyzing the appropriateness of the comparable performance peer group (discussed below); and

•

evaluating how well our compensation programs adhere to the philosophies and principles stated below under “—Executive Compensation Program Objectives and Principles.”

Additional Executive Compensation Information

Other benefits are provided to the Named Executive Officers that are generally consistent with those provided to other employees of the Company, including health plans and retirement benefits. These elements of our compensation program are outlined in more detail below:

Retirement	Qualified Pension Plan	Qualified pension plan, available to all salaried U.S. employees
	Senior Management Pension Plan	Partially-funded, non-qualified defined benefit restoration plan, available to executive officers and other U.S. employees based on salary level
	Supplemental Executive Pension Plan	Partially-funded, non-qualified supplemental defined benefit plan, available to eligible U.S. executives to maintain competitive total retirement benefits
	401(k) Plan	Qualified 401(k) plan available to all U.S. employees; Company matches 75% of pre-tax contributions up to 6% of salary
Other	Severance Plan	Sets standard benefits for senior executives in the event of severance
	Change-in-Control Plan	Sets standard benefits for senior executives upon a change-in-control
	Other Benefits	Physical exam, enhanced vacation; no other perquisites offered

Flowserve Corporation Pension Plans

We provide pension benefits to U.S. salaried employees under the Flowserve Corporation Pension Plan (the “Qualified Plan”), which is a tax-qualified pension plan, subject to funding requirements, vesting rules and maximum benefit limitations of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Named Executive Officers participate in the Qualified Plan on the same terms as the rest of our U.S. salaried employees. Because the Internal Revenue Code of 1986, as amended (the “Code”), limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, we established and maintain a partially funded, non-qualified defined benefit restoration pension plan, the Senior Management Retirement Plan (the “SMRP”), for our executives, including the Named Executive Officers, to compensate these individuals for the reduction in their pension benefit resulting from this limitation. The SMRP is purely a restoration plan to provide comparable level retirement benefits to those provided to other U.S. employees based on a comparable benefit formula. In addition, we also established and maintain a second partially-funded, non-qualified supplemental defined benefit pension plan, the Supplemental Executive Retirement Plan (the “SERP”), for our eligible U.S. executives, including the Named Executive Officers, to maintain a total retirement benefit level that is competitive with general industry companies similar in size. These programs are designed to provide eligible U.S. executives with income following retirement and to help ensure that we are able to attract and retain executive talent by providing comprehensive retirement benefits.

Participants in the Qualified Plan and the SMRP accrue contribution credits based on age and years of service at the rate of 3% to 7% for eligible earnings up to the Social Security wage base, and at the rate of 6% to 12% for eligible earnings in excess of the Social Security wage

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base. Participants in the SERP accrue contribution credits at the rate of 5% of all eligible earnings. Eligible earnings include base salary and annual incentive award. SERP participants also earn interest on the accrued cash balance based on the rate of return on 10-year Treasury bills.

Our Qualified Plan also confers competitive post-employment benefits to the executive officers upon a change-in-control. The additional years of credited service and additional age credit for purposes of determining an individual’s benefits under the Qualified Plan compensate that individual upon his or her early termination from the plan.

The actuarial present value of the accumulated pension benefits of the Named Executive Officers as of the end of 2017, as well as other information about the Company’s defined benefit pension plans, is shown in the “2017 Pension Benefits” table below. For a discussion regarding the valuation method and assumptions used in quantifying the present value of the current accrued pension benefits, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Pension and Postretirement Benefits Obligations — Accrual Accounting and Significant Assumptions” in the Company’s Annual Report.

Flowserve Corporation Officer Severance Plan

In 2017, the Board and the O&C Committee approved, and the Company adopted, an amended and restated severance plan for the Company’s senior executive officers and other corporate officers (the “Officer Severance Plan”) to maintain consistency with market practice and the Company’s other compensation plans and arrangements. The O&C Committee currently believes that having an Officer Severance Plan is a competitive compensation element in the current executive labor market and is more beneficial to the Company and its shareholders than conducting individual negotiations with each executive officer in the event of a termination of employment.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from a portion of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Detailed information concerning the Officer Severance Plan and the February 2017 amendment, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Officer Severance Plan.”

Flowserve Corporation Executive Officer Change-in-Control Severance Plan

In February 2017, to maintain consistency with market practice and the Company’s other compensation plans and arrangements, the O&C Committee adopted the Flowserve Corporation Change-in-Control Severance Plan (the “CIC Plan”), which amended and consolidated the Company’s other change in control severance plans. The CIC Plan provides certain specified severance benefits to the Named Executive Officers to promote financial protection and security of their long-term incentive compensation arrangements in the event of the loss of their positions following a transaction that involves a change in the ownership or control of the Company. The benefits under the CIC Plan, if payable, are in lieu of severance benefits payable to executive officers under the Officer Severance Plan described above.

The O&C Committee believes that it is in the best interests of the Company and its shareholders to offer such a plan to its Named Executive Officers and other executives. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior employees. The O&C Committee views these amounts as reasonable and appropriate for the Named Executive Officers, who may not be in a position to obtain comparable employment following a change-in-control. The O&C Committee also believes that these benefits are important to encourage executives to support change-in-control transactions the Board deems to be in the best interest of our shareholders.

The O&C Committee, in consultation with its compensation consultant, reviews the CIC Plan periodically to evaluate both its effectiveness and competitiveness and to determine the value of potential awards.

Detailed information concerning the CIC Plan and the February 2017 amendment, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under “—Potential Payments Upon Termination or Change-in-Control—Flowserve Corporation Executive Officer Change-in-Control Severance Plan.”

End of Service Benefits

In 2015, the Company amended its long-term incentive program to allow restricted stock unit awards and performance shares granted on or after January 1, 2016 to continue to vest over the original vesting period for employees who retire at a minimum age of 55 years old and who have 10 years of continuous service with the Company. For awards of restricted stock or performance shares granted before January 1, 2016, the unvested restricted stock granted before January 1, 2016 will be forfeited upon the participant’s retirement, and unvested performance shares granted before January 1, 2016 will fully vest in the year of the performance cycle in which the termination occurs. Shares associated with other performance cycles are forfeited. The O&C Committee believes that this encourages the participants to continue to focus on the Company’s performance through retirement.

In connection with Mr. Blinn’s and Mr. Pajonas’ retirement and in recognition of their many years of service and dedication to the Company, the Board and the O&C Committee approved modifications to the vesting terms of performance shares and time-vesting restricted stock granted to Mr. Blinn and Mr. Pajonas in 2015. The modifications for Mr. Blinn provided that (i) performance shares granted to Mr. Blinn in calendar year 2015 would continue to vest over the original vesting period following his retirement and (ii) time-vesting restricted stock granted to Mr. Blinn in calendar year 2015 vested in full on his date of retirement. Prior to these modifications, Mr. Blinn would have forfeited some or all of his unvested restricted stock and unvested performance shares granted in calendar year 2015 upon his retirement. The modifications for Mr. Pajonas provided that (a) special performance shares granted to Mr.

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Pajonas in calendar year 2015 vested in full on his date of retirement and (b) time-vesting restricted stock and contingent performance units granted to Mr. Pajonas in calendar year 2015 vested in full on his date of retirement. Prior to these modifications, Mr. Pajonas would have forfeited some or all of his unvested restricted stock and unvested performance shares granted in calendar year 2015 upon his retirement.

Review and Assessment of Compensation Under Termination Scenarios

The O&C Committee also reviews each Named Executive Officer’s total compensation under several scenarios, including a change-in-control of the Company, termination of employment by management and resignation or retirement by the executive. Tally sheets setting forth all of the listed scenarios are prepared by management and reviewed by the O&C Committee with input from its compensation consultant. Based on the O&C Committee’s review of the tally sheets, the O&C Committee determined that the potential payments that would be provided to the Named Executive Officers were consistent with our executive compensation objectives and principles.

Employment Agreements

Consistent with its compensation philosophy, the Company generally does not enter into employment agreements with its executives, who are considered to serve at the will of the Board, and no current executive has an employment agreement.

Other Benefits

As previously discussed, the O&C Committee strives to make our executive compensation program primarily performance-based and, as such, has eliminated perquisites for our executive officers, other than annual physical exams and enhanced vacation benefits. Our executive compensation program continues to provide limited other benefits, which the O&C Committee believes are competitive with the level of benefits offered by the companies with which we compete for executive talent, and as such serve to meet our stated objective of attracting and retaining executive talent. In addition, some of the benefits are, in the O&C Committee’s view, provided for the Company’s benefit notwithstanding any personal benefit an executive may derive. Such other benefits provided in 2017 included:

•

Executive Physicals. All Named Executive Officers were eligible to receive an annual physical examination. This is a standard benefit provided by comparative companies.

•

Enhanced Vacation. All Named Executive Officers are eligible to receive an enhanced vacation benefit. Each officer is eligible for a minimum of four weeks’ vacation and may receive more, if the officer’s years of service so qualify under the Company’s regular employee vacation award schedule.

The aggregate incremental cost of providing these benefits to the Named Executive Officers is included in the “Summary Compensation Table” under the “All Other Compensation” column and related footnotes.

Stock Ownership Requirements and Anti-Hedging and Pledging

Our executive compensation program requires executives own a minimum amount of Company common stock equal in value to a multiple of their respective annual base salaries. The O&C Committee believes that this ownership requirement further encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company, which promotes the Company’s objective of building long-term shareholder value. Additionally, under the Company’s Insider Trading Policy, which is available on our website at www.flowserve.com under the “Investors—Corporate Governance—Documents & Charters” caption, executives are prohibited from pledging stock and engaging in transactions (such as trading in options) designed to hedge against potential changes in the value of the Company’s common stock.

The stock ownership requirements are designed to maintain stock ownership at levels high enough to indicate management’s commitment to share value appreciation to our shareholders while satisfying an individual executive’s prudent needs for personal asset diversification. The stock ownership requirements are set by the O&C Committee as a result of a competitive analysis prepared by management and reviewed by its compensation consultant. Requirements are reviewed each year and updated as necessary. The requirements were last reviewed by the O&C Committee in 2017.

The Company’s current stock ownership requirements for the Named Executive Officers and the number of shares required thereby are shown in the following table.

Named Executive Officer	Ownership Requirement	Required Ownership at 12/31/2017 (# of Shares)(1)
R. Scott Rowe	5 x Annual Base Salary	113,778
Lee S. Eckert	3 x Annual Base Salary	34,134
John E. Roueche III	2 x Annual Base Salary	13,488
Keith E. Gillespie	3 x Annual Base Salary	30,100
Kim L. Jackson	2 x Annual Base Salary	16,550
(1)

Based on an average price per share of $48.34, which is calculated using the average closing prices of our common stock between January 1st and June 31st of 2017, as reported by the NYSE. Shares have been rounded up to the nearest whole share.

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The required stock ownership levels are expected to be achieved within five years from the date the guidelines are first applicable or within five years of the executive joining the Company. Recognizing the time required to achieve the ownership requirements, the O&C Committee approved the establishment of an interim retention requirement. Through this requirement, executives who do not meet the ownership requirement must show that they have retained at least 60% of the vested restricted stock units and vested contingent performance shares from the time the ownership guidelines become applicable. The 60% retention level was established in recognition that executives may need to sell shares to satisfy tax obligations. As of December 31, 2017, all Named Executive Officers met their stock ownership requirements under these tests.

The O&C Committee annually reviews these stock ownership requirements and periodically monitors the executives’ progress toward meeting their respective target ownership levels. Shares held directly by an executive count toward satisfying the requirements. Shares held in the Flowserve Corporation Non-Qualified Deferred Compensation Plan also count toward satisfying the stock ownership requirements. Unvested restricted stock units and unvested contingent performance shares are not counted toward satisfying the stock ownership requirements.

Recoupment of Incentive Compensation Policy

Our Recoupment of Incentive Compensation Policy (the “Recoupment Policy”) reinforces our commitment to integrity and the highest standards of ethical conduct through our compensation program. Under the Recoupment Policy, the O&C Committee has the ability to recoup certain incentive compensation from an executive, within three years prior, if the Company is required to restate its financial statements or if the executive engages in misconduct. If a restatement occurs, the O&C Committee can require an executive to reimburse the Company for (1) compensation received under our AIP and (2) vested contingent performance shares, where the amount of compensation received, in either case, was greater than the amount the O&C Committee believes was actually earned based on the restated financial results. If an executive engages in misconduct, the O&C Committee can require the executive to repay the gross value of (1) all compensation received under the AIP during the calendar year(s) in which the misconduct occurred, (2) all vested restricted stock units granted during the calendar year(s) in which the misconduct occurred and (3) all vested contingent performance shares awarded to the executive for any performance period that includes the calendar year(s) in which the misconduct occurred.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Code limits to $1.0 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the Company’s CEO or CFO, and the three other most highly-compensated executive officers as of the end of the fiscal year included in the “Summary Compensation Table.”

The AIP and the LTIP were adopted, and have the same expiration date as, the EICP, which was most recently approved by shareholders for Section 162(m) purposes at the 2015 annual meeting of shareholders. Prior to the U.S. tax law reform in December 2017, performance-based compensation under both the AIP and the LTIP that is subject to the requirements of IRC 162(m) was expected to be deductible for tax purposes because such compensation is dependent on fulfilling performance criteria approved by shareholders under the EICP.

Effective for tax years beginning after December 31, 2017, U.S. tax law changes will expand the definition of covered employees under Section 162(m) to include, among others, the Chief Financial Officer, and eliminate the performance-based compensation exception beginning in 2018. We may be able to deduct in 2018 or thereafter certain compensation paid to “covered employees” to the extent it is eligible for transition relief under the newly modified Section 162(m) and any rules promulgated thereunder. However, there is no guarantee that any such compensation will be deductible, and the Company may determine that certain compensation cannot qualify for such transition relief or that it does not wish to take or refrain from taking steps necessary to qualify for such relief.

The O&C Committee has considered and will continue to consider tax deductibility in structuring executive compensation arrangements. However, the O&C Committee retains discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier and in the best interests of the Company and our shareholders, even if those arrangements are not fully deductible under Section 162(m).

The Company recognizes compensation expense in our financial statements for all equity-based awards pursuant to the principles set forth in FASB ASC 718, “Compensation – Stock Compensation”. The O&C Committee considered the GAAP accounting implications of the awards in setting the long-term incentive mix and further determined that the mix of time-vested restricted common stock and contingent performance shares was appropriate for 2017.

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Annual Executive Compensation Program Review and Compensation Risk

It is the O&C Committee’s policy to regularly monitor and annually review our executive compensation program to determine, in consultation with its compensation consultant, whether the elements of the program are consistent with our stated executive compensation objectives and principles. Within this determination is an evaluation of whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on us, the elements are adjusted as necessary.

Following the O&C Committee’s annual review of our executive and other compensation programs in 2017, in consultation with its compensation consultant, the O&C Committee concluded that no risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the O&C Committee noted that:

•

Compensation elements are balanced

•

Metrics balance short-term and long-term goals

•

Individual performance is emphasized

•

Incentive programs are capped

•

Incentives have performance thresholds

•

Compensation is benchmarked

•

Executives have ownership requirements

•

Compensation can be recouped

Organization and Compensation Committee Report

The Organization and Compensation Committee of the Board of Directors of the Company is currently comprised of four independent directors, David E. Roberts (Chairman), Ruby R. Chandy, Leif E. Darner and John R. Friedery.

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, set forth above in this proxy statement, with management. Based on this review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2017.

David E. Roberts, Chairman
Ruby R. Chandy
Leif E. Darner
John R. Friedery

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Summary Compensation Table

The following table sets forth compensation information for 2017, 2016 and 2015 for our Named Executive Officers — the individuals who served during 2017 as principal executive officer and principal financial officer of the Company and certain other highly compensated executive officers of the Company serving at the end of 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
R. Scott Rowe	2017	825,000	20,000	(6)	5,505,319	(7)	2,000,000(8)	590,040	103,547	35,732	9,079,638
President and Chief Executive Officer (Principal Executive Officer)

Mark A. Blinn(9)	2017	378,677	–		–		–	138,875	–	28,847	546,399
Former President and Chief Executive Officer	2016	1,049,988	–		5,021,014		–	143,640	267,596	82,425	6,564,663
	2015	1,090,372	–		5,096,266		–	0	405,751	101,563	6,693,952
Lee S. Eckert	2017	126,923	150,000	(10)	756,175	(11)	–	45,617	11,477	22,340	1,112,532
Senior VP and Chief Financial Officer

John E. Roueche III	2017	322,451	–		450,730	(12)	–	78,329	47,949	31,126	930,586
Former Interim Chief Financial Officer

Karyn F. Ovelmen(13)	2017	147,450	10,000	(14)	1,863,707	(15)	–	243,750	–	897,388	3,162,295
Former Executive VP and Chief Financial Officer	2016	650,000	–		1,629,432		–	55,757	82,925	71,345	2,489,459
	2015	387,500	100,000		1,865,500		–	0	46,101	65,317	2,464,418
Thomas L. Pajonas	2017	779,092	–		2,628,993	(16)	–	272,179	191,952	43,233	3,915,449
Former Executive VP and Chief Operating Officer	2016	720,302	–		2,298,883		–	69,797	182,789	53,710	3,325,481
	2015	737,856	–		4,777,842		–	0	275,085	63,103	5,853,886
Carey A. O’Connor	2017	439,999	–		844,702	(17)	–	138,011	84,349	24,528	1,531,590
Former Senior VP and Chief Legal Counsel	2016	405,000	–		738,625		–	30,011	72,065	27,476	1,273,177
	2015	403,241	–		715,292		–	0	98,439	32,737	1,249,710
Keith E. Gillespie	2017	485,000	–		1,011,786	(18)	–	140,917	67,604	45,085	1,750,392
Senior VP and Chief Strategy Officer	2016	485,000	–		884,659		–	35,939	60,777	47,412	1,513,587
	2015	317,115	100,000		846,900		–	0	38,129	41,520	1,343,664
Kim L. Jackson	2017	433,500	–		677,618	(19)	–	79,932	66,962	30,676	1,288,688
President, Engineered Product Operations

(1)

Salary reported for 2017 represents amounts earned by the executive officers in 2017.

(2)

Represents the grant date fair value of long-term equity incentive awards under the Company’s long-term incentive program computed in accordance with FASB ASC 718 “Compensation – Stock Compensation”, including the impact of forfeitures. The incentive awards are granted in the form of restricted stock unit, which generally vest ratably over a three-year period, and contingent performance share units. The performance criteria for the 2017-2019 performance period for the contingent performance awards is based on: 1) three-year average ROIC performance relative to the three-year average of WACC and compared to that of the HPPG and 2) relative TSR compared to that of the HPPG. The performance criteria for the 2016-2018 performance period for the contingent performance awards is based on: 1) the Company’s average RONA over a three-year period compared to the RONA averages of the Company’s HPPG for the same period and 2) the Company’s bookings growth compared to targeted bookings growth under the Company’s operating plan; and the performance criteria for the 2015-2017 performance periods for the contingent performance awards is based on: 1) the Company’s average RONA over a three-year period compared to the RONA averages of the Company’s HPPG for the same period and 2) the Company’s growth in bookings over a three-year period as compared to GDP growth of countries in the OECD, as described in further detail under “—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above. The reported value of the contingent performance awards is computed based on the grant date estimate of compensation cost to be recognized over the three-year period, which was 100%, or “target”. Payout for the contingent performance awards can range from 0 shares to a maximum of 200% of target. Assumptions used in the valuations are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2017 in the Annual Report.

(3)

The 2017 amounts in this column represent an annual cash incentive bonus for 2017 under the Company’s Annual Incentive Plan.

(4)

There were no above-market or preferential earnings with respect to any deferred compensation balances.

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(5) The following table shows the components of this column for the Named Executive Officers for 2017, calculated at the aggregate incremental cost to the Company:
Name	Retirement Plan Contributions	Insurance Premiums(A)	Dividends on Restricted Stock	Other		Total
R. Scott Rowe	$11,198	$19,853	$–	$4,681	(B)	$35,732
Mark A. Blinn	10,904	6,179	10,650	1,115	(C)	22,668
Lee S. Eckert	5,712	4,496	–	12,132	(D)	22,340
John E. Roueche III	11,259	18,909	958	–		31,126
Karyn F. Ovelmen	4,500	3,338	6,650	882,900	(E)	897,388
Thomas L. Pajonas	10,919	24,733	7,580	–		43,233
Carey A. O’Connor	7,659	10,791	2,233	3,845	(F)	24,528
Keith E. Gillespie	12,150	21,293	11,400	242	(G)	45,085
Kim L. Jackson	12,150	18,526	–	–		30,676

(A)

Includes annual premiums for group term life insurance, the Company’s portion of annual premiums for medical, dental and vision benefits and the Company’s portion of disability premiums.

(B)

Includes $4,681 attributable to an annual physical exam.

(C)

Includes $1,115 attributable to an annual physical exam.

(D)

Includes $7,027 attributable to tax gross-up costs and $5,105 attributable to legal fees for pre-employment matters.

(E)

Includes $525,000 of severance payments under the terms of the Company’s Officer Severance Plan, as well as a one-time severance payment of $357,900 pursuant to the terms of Ms. Ovelmen’s separation agreement with the Company.

(F)

Includes $3,845 attributable to an annual physical exam.

(G)

Includes $242 attributable to an annual physical exam.

(6)

Includes a $20,000 one-time executive transition bonus.

(7)

Calculated using a price per share of $48.63, the closing market price of the Company’s common stock as reported by the NYSE on May 4, 2017, the date of the grant. Includes 56,310 shares ($2,783,365) of restricted stock units and 56,310 contingent performance units ($2,766,964), which represents the target award. The contingent performance units include 28,155 shares with a TSR metric and fair value of $49.6461 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 112,620 shares, or $5,533,927 at the date of grant.

(8)

Calculated using a price per share of $48.63 using the Black Scholes model deriving a fair value of $17.40. Includes 114,943 shares ($2,000,000) of stock options with an exercise price of $48.63 as a sign-on bonus. Assumptions used in the valuation are discussed in Note 5 to the Company’s audited consolidated financial statements for the year ended December 31, 2017 in the Annual Report.

(9)

Mr. Blinn retired from his role with the Company effective March 31, 2017. Mr. Blinn’s compensation does not include a decrease in pension value of $2,937,491.

(10)

Includes a $150,000 one-time executive transition bonus.

(11)

Calculated using a price per share of $43.21, the closing market price of the Company’s common stock as reported by the NYSE on October 9, 2017, the date of the grant. Includes 17,500 shares ($756,175) of restricted stock units.

(12)

Calculated using a price per share of $49.27, the closing market price of the Company’s common stock as reported by the NYSE on February 1, 2017, the date of the grant. Includes 3,220 shares ($158,649) of restricted stock units and 3,220 contingent performance units ($173,456), which represents the target award. The contingent performance units include 1,610 shares with a TSR metric and fair value of $58.4667 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 6,440 shares, or $346,911 at the date of grant. This amount also includes 2,500 shares ($118,645) of restricted stock units granted to Mr. Roueche in recognition of his service as interim CFO, calculated using a price per share of $47.45, the closing market price of the Company’s common stock as reported by the NYSE on June 17, 2017, the date of the grant.

(13)

Ms. Ovelmen transitioned from her role with the Company effective February 24, 2017. Ms. Ovelmen’s compensation total does not include a decrease in pension value of $88,891.

(14)

Includes a $10,000 one-time executive separation assistance payment.

(15)

Calculated using a price per share of $49.27, the closing market price of the Company’s common stock as reported by the NYSE on February 1, 2017, the date of the grant. Includes 18,070 shares ($890,309) of restricted stock units and 18,070 contingent performance units ($973,398), which represents the target award. The contingent performance units include 9,035 shares with a TSR metric and fair value of $58.4667 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 36,140 shares, or $1,946,797 at the date of grant. This award was forfeited upon her transition from her role at the Company.

(16)

Calculated using a price per share of $49.27, the closing market price of the Company’s common stock as reported by the NYSE on February 1, 2017, the date of the grant. Includes 25,490 shares ($1,255,892) of restricted stock units and 25,490 contingent performance units ($1,373,100), which represents the target award. The contingent performance units include 12,745 shares with a TSR metric and fair value of $58.4667 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 50,980 shares, or $2,746,201 at the date of grant.

(17)

Calculated using a price per share of $49.27, the closing market price of the Company’s common stock as reported by the NYSE on February 1, 2017, the date of the grant. Includes 8,190 shares ($403,521) of restricted stock units and 8,190 contingent performance units ($441,181), which represents the target award. The contingent performance units include, 4,095 shares with a TSR metric and fair value of $58.4667 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 16,380 shares, or $882,361 at the date of grant. This award was forfeited upon her transition from her role at the Company.

(18)

Calculated using a price per share of $49.27, the closing market price of the Company’s common stock as reported by the NYSE on February 1, 2017, the date of the grant. Includes 9,810 shares ($483,339) of restricted stock units and 9,810 contingent performance units ($528,447), which represents the target award. The contingent performance units include 4,905 shares with a TSR metric and fair value of $58.4667 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 19,620 shares, or $1,056,894 at the date of grant.

(19)

Calculated using a price per share of $49.27, the closing market price of the Company’s common stock as reported by the NYSE on February 1, 2017, the date of the grant. Includes 6,570 shares ($323,704) of restricted stock units and 6,570 contingent performance units ($353,914), which represents the target award. The contingent performance units include 3,285 shares with a TSR metric and fair value of $58.4667 calculated using the Monte Carlo simulation. The maximum potential value of the performance award, assuming the highest level of performance conditions, is 13,140 shares, or $707,828 at the date of grant.

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2017 Grants of Plan-Based Awards

The following table sets forth certain information with respect to 2017 plan-based awards granted to the Named Executive Officers for the year ended December 31, 2017.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Scott Rowe	5/4/2017	(3)	660,000	1,320,000	2,640,000	—	—	—	—		—		—
	5/4/2017		—	—	—	14,078	28,155	56,310	—		—		1,397,786	(4)
	5/4/2017		—	—	—	14,078	28,155	56,310			—		1,369,178	(4)
	5/4/2017		—	—	—	—					114,943	(5)	2,000,000
	5/4/2017		—	—	—	—	—	—	56,310	(6)			2,738,355
Mark A. Blinn	2/1/2017	(3)	630,000	1,260,000	2,520,000	—	—	—	—		—		—
Lee S. Eckert	10/9/2017	(3)	206,250	412,500	825,000	—	—	—	—		—		—
	10/9/2017		—	—	—	—	—	—	17,500	(6)			756,175
John E. Roueche III	2/1/2017	(3)	81,500	163,000	326,000	—	—	—	—		—		—
	2/1/2017		—	—	—	805	1,610	3,220	—		—		94,131	(4)
	2/1/2017		—	—	—	805	1,610	3,220	—		—		79,325	(4)
	2/1/2017		—	—	—	—	—	—	3,220	(6)	—		158,649
	6/17/2017		—	—	—	—	—	—	2,500	(7)	—		118,625
Karyn F. Ovelmen	2/1/2017	(3)	243,750	487,500	975,000	—	—	—	—		—		—
	2/1/2017		—	—	—	4,518	9,035	18,070	—		—		528,244	(4)
	2/1/2017		—	—	—	4,518	9,035	18,070	—		—		445,154	(4)
	2/1/2017		—	—	—	—	—	—	18,070	(6)	—		890,309
Thomas L. Pajonas	2/1/2017	(3)	306,128	612,255	1,224,510	—	—	—	—		—		—
	2/1/2017		—	—	—	6,373	12,745	25,490	—		—		745,154	(4)
	2/1/2017		—	—	—	6,373	12,745	25,490	—		—		627,946	(4)
	2/1/2017		—	—	—	—	—	—	25,490	(6)	—		1,255,892
Carey A. O’Connor	2/1/2017	(3)	154,375	308,750	617,500	—	—	—	—		—		—
	2/1/2017		—	—	—	2,048	4,095	8,190	—		—		239,420	(4)
	2/1/2017		—	—	—	2,048	4,095	8,190	—		—		201,761	(4)
	2/1/2017		—	—	—	—	—	—	8,190	(6)	—		403,521
Keith E. Gillespie	2/1/2017	(3)	157,625	315,250	630,500	—	—	—	—		—		—
	2/1/2017		—	—	—	2,453	4,905	9,810	—		—		286,778	(4)
	2/1/2017		—	—	—	2,453	4,905	9,810	—		—		241,669	(4)
	2/1/2017		—	—	—	—	—	—	9,810	(6)	—		483,339
Kim L. Jackson	2/1/2017	(3)	119,350	238,700	477,400	—	—	—	—		—		—
	2/1/2017		—	—	—	1,643	3,285	6,570	—		—		192,062	(4)
	2/1/2017		—	—	—	1,643	3,285	6,570	—		—		161,852	(4)
	2/1/2017		—	—	—	—	—	—	6,570	(6)	—		323,704

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(1)

The number of shares listed represents long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program. The performance criteria for these awards is based on: 1) three-year average ROIC performance relative to the three-year average of WACC and compared to that of the HPPG and 2) relative TSR compared to that of the HPPG for the period ending December 31, 2019 as described in further detail under“—Elements of the Executive Compensation Program—Long-Term Incentives—Contingent Performance Share Awards” above.

(2)

These amounts represent the fair value, as determined under FASB ASC Topic 718, of the stock awards based on the grant date fair value estimated by the Company for financial reporting purposes.

(3)

Under the Annual Incentive Plan, the primary performance measures are internally defined metrics based on operating income, sales and primary working capital. Actual amounts payable under the Annual Incentive Plan, if payable, can range from 50% (Threshold) to 200% (Maximum) of the target amounts for the Named Executive Officers based upon the extent to which performance under the foregoing criteria meets, exceeds or is below the target and can be further increased or decreased based on achievement of individual performance objectives. These amounts represent amounts payable if the Named Executive Officer is employed for the full calendar year. Any Named Executive Officers who were not employed for the full calendar year were eligible for a pro-rated amount based on their time of employment, other than Mr. Rowe who received a full year payout pursuant to the terms of his employment offer letter. Actual payout for 2017 was 44.7% of the target amount.

(4)

Represents the fair value on the date of grant, as described in footnote (2), of the “target” award. During the performance period, as described in footnote (1), earned and unearned compensation expense is adjusted based on changes in the expected achievement of the performance targets. As of December 31, 2017, the Company estimated vesting of, and therefore expensed, this award at 100% of the “target” award based on expected achievement of performance targets.

(5)

The exercise price of the option awards, $48.63, was determined by the closing price as reported by the NYSE on the date of grant.

(6)

The amounts shown reflect the numbers of shares of restricted stock units granted to each Named Executive Officer pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan.

(7)

This amount represents restricted stock units granted to Mr. Roueche in recognition of his service as interim CFO.

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Outstanding Equity Awards at Year-End 2017

The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2017 with respect to the Named Executive Officers.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
R. Scott Rowe	114,943	(2)	48.63	5/4/2027	56,803	(3)	2,393,110	—		—
								56,803	(6)	4,786,221
Mark A. Blinn	—		—	—	41,084	(7)	1,730,869	46,559	(4)	3,923,061
								64,121	(5)	5,402,835
Lee S. Eckert	—		—	—	17,500	(8)	737,275	—		—
John E. Roueche III	—		—	—	9,252	(9)	389,787	2,739	(4)	230,788
								3,892	(5)	327,940
								3,262	(6)	274,856
Karyn F. Ovelmen	—		—	—	—		—	—		—
Thomas L. Pajonas	—		—	—	44,545	(10)	1,876,681	21,722	(4)	1,830,296
								30,794	(5)	2,594,702
								25,821	(6)	2,175,677
Carey A. O’Connor	—		—	—	16,985	(11)	715,578	6,565	(4)	553,167
								9,894	(5)	833,668
								8,297	(6)	699,105
Keith E. Gillespie	—		—	—	32,838	(12)	1,383,465	—		—
								11,850	(5)	988,481
								9,938	(6)	837,376
Kim L. Jackson	—		—	—	12,640	(13)	532,523	2,080	(4)	175,261
								7,938	(5)	668,856
								6,656	(6)	560,835

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(1)

Calculated using a price per share of $42.13 the closing market price of the Company’s common stock as reported by the NYSE on December 29, 2017, the end of the Company’s last completed fiscal year. The contingent performance share unit amounts include regularly declared dividends accrued on the “target” award, which will vest only to the same extent as the underlying award, if at all. Concerning all contingent performance awards, the amounts of units used in calculating the payout values assumes the maximum level of performance target achievement, which would result in the target unit amounts presented in the table vesting at 200%.

(2)

All stock options vest on April 1, 2020.

(3)

18,934 shares will vest on April 1, 2018. Mr. Rowe’s remaining shares of restricted stock units vest as follows: 18,934 shares of restricted stock units on April 1, 2019; and 18,935 shares of restricted stock units on April 1, 2020.

(4)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for the plan for 2015 is based on: 1) the Company’s average RONA performance compared to that of the HPPG; and 2) bookings growth compared to overall GDP growth of countries that are members of the OECD for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. As of December 31, 2017, the Company estimated vesting of, and therefore expensed, these awards at 50% of the target shares presented based on expected achievement of performance targets.

(5)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for the plan for 2016 is based on: 1) the Company’s average RONA performance compared to that of the HPPG; and 2) bookings growth compared to targeted bookings growth under the Company’s operating plan. Payouts can range from 0 shares to a maximum of 200% of the target. As of December 31, 2017, the Company estimated vesting of, and therefore expensed, these awards at 50% of the target shares presented based on expected achievement of performance targets.

(6)

These shares represent target long-term equity incentive awards in the form of contingent performance share units under the Company’s long-term incentive program, plus accrued dividend equivalents. The target set for the plan for 2017 is based on: 1) three-year average ROIC performance relative to the three-year average of WACC and compared to that of the HPPG and 2) relative TSR compared to that of the HPPG for the same period. Payouts can range from 0 shares to a maximum of 200% of the target. As of December 31, 2017, the Company estimated vesting of, and therefore expensed, these awards at 100% of the target shares presented based on expected achievement of performance targets.

(7)

20,632 shares vested on February 4, 2018. Mr. Blinn’s remaining 20,452 shares of restricted stock units vest on February 4, 2019.

(8)

Mr. Eckert’s 17,500 of restricted stock units will cliff vest on October 9, 2020.

(9)

1,092 shares vested on February 1, 2018; 1,303 shares vested on February 3, 2018; and 873 shares vested on February 4, 2018. Mr. Roueche’s remaining shares of restricted stock units will vest as follows: 841 shares of restricted stock units on June 17, 2018; 1,085 shares of restricted stock units on February 1, 2019; 1,292 shares of restricted stock units on February 3, 2019; 841 shares of restricted stock units on June 17, 2019; 1,085 shares of restricted stock units on February 1, 2020; and 840 shares of restricted stock units on June 17, 2020.

(10)

8,308 shares vested on February 1, 2018 and 9,908 shares vested on February 3, 2018. Mr. Pajonas’ remaining shares of restricted stock units vest as follows: 8,253 shares of restricted stock units on February 1, 2019; 9,822 shares of restricted stock units on February 3, 2019; and 8,254 shares of restricted stock units on February 1, 2020.

(11)

2,778 shares vested on February 1, 2018; 3,312 shares vested on February 3, 2018; and 2,093 shares vested on February 4, 2018. Ms. O’Connor’s remaining shares of restricted stock units were forfeited upon her transition from her role at the Company.

(12)

3,327 shares vested on February 1, 2018 and 3,968 shares vested on February 3, 2018. Mr. Gillespie’s remaining shares of restricted common stock and restricted stock units vest as follows: 15,000 shares of restricted stock on May 13, 2018; 3,305 shares of restricted stock units on February 1, 2019; 3,933 shares of restricted stock units on February 3, 2019: and 3,305 shares of restricted stock units on February 1, 2020.

(13)

2,228 shares vested on February 1, 2018; 2,658 shares vested on February 3, 2018; and 697 shares vested on February 4, 2018. Mr. Jackson’s remaining shares of restricted stock will be forfeited upon his retirement from the Company.

2017 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted stock unit vesting during the fiscal year ended December 31, 2017 with respect to the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
R. Scott Rowe	—	—	—	—
Mark A. Blinn	—	—	103,151	4,965,471
Lee S. Eckert	—	—	—	—
John E. Roueche III	—	—	5,135	246,429
Karyn F. Ovelmen	—	—	7,182	349,404
Thomas L. Pajonas	—	—	99,701	4,441,415
Carey A. O’Connor	—	—	11,033	530,296
Keith E. Gillespie	—	—	3,899	189,686
Kim L. Jackson	—	—	7,025	339,912
(1) The number of shares reported includes shares that were surrendered during the fiscal year ended December 31, 2017 to pay for taxes upon the vesting of restricted stock units.

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2017 Pension Benefits

The following table sets forth certain information as of December 31, 2017 with respect to potential payments under our pension plans for each Named Executive Officer. Please refer to “—Elements of the Executive Compensation Program—Flowserve Corporation Pension Plans” above for a narrative description of the material factors necessary to an understanding of our pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
R. Scott Rowe	Qualified — Cash Balance(1)	0.75	16,906	—
	Non-Qualified — SMRP	0.75	44,811	—
	Non-Qualified — SERP	0.75	41,829	—
Mark A. Blinn	Qualified — Cash Balance(1)	12.42	—	258,415
	Non-Qualified — SMRP	12.42	—	1,613,635
	Non-Qualified — SERP	12.42	—	1,065,442
Lee S. Eckert	Qualified — Cash Balance(1)	0.25	5,101	—
	Non-Qualified — SMRP	0.25	—	—
	Non-Qualified — SERP	0.25	6,376	—
John E. Roueche III	Qualified — Cash Balance(1)	5.17	92,607	—
	Non-Qualified — SMRP	5.17	54,653	—
	Non-Qualified — SERP	5.17	110,161	—
Karyn F. Ovelmen	Qualified — Cash Balance(1)	1.75	40,136	—
	Non-Qualified — SMRP	1.75	—	41,358
	Non-Qualified — SERP	1.75	—	53,436
Thomas L. Pajonas	Qualified — Cash Balance(1)	13.7	341,460	—
	Non-Qualified — SMRP	13.7	1,113,889	—
	Non-Qualified — SERP	13.7	780,567	—
Carey A. O’Connor	Qualified — Cash Balance(1)	15	256,264	—
	Non-Qualified — SMRP	15	158,928	—
	Non-Qualified — SERP	15	165,529	—
Keith E. Gillespie	Qualified — Cash Balance(1)	2.6	52,458	—
	Non-Qualified — SMRP	2.6	44,028	—
	Non-Qualified — SERP	2.6	70,025	—
Kim L. Jackson	Qualified — Cash Balance(1)	4.58	57,450	—
	Non-Qualified — SMRP	4.58	36,861	—
	Non-Qualified — SERP	2.25	52,730	—
(1)

The Company sponsors cash balance designed pension plans for eligible employees. Each executive accumulates a notional amount derived from the plan provisions; each Named Executive Officer’s account balances as of December 31, 2017 are presented above. We believe that this is the best estimate of the present value of accumulated benefits.

Potential Payments upon Termination or Change In Control

On February 14, 2017, in connection with an annual review of the compensation plans and arrangements of the Company, the O&C Committee approved the consolidation of the Flowserve Corporation Executive Officer Change in Control Severance Plan, the Flowserve Corporation Officer Change in Control Severance Plan and the Flowserve Corporation Key Management Change in Control Severance Plan (collectively, the “Prior CIC Plans”) into the Flowserve Corporation Change in Control Severance Plan (the “CIC Plan”), and approved certain updates and amendments to such plan. In addition, the O&C Committee approved the amendment and restatement of the Company’s prior Amended and Restated Officer Severance Plan (the “Prior Severance Plan”) by the adoption of the Flowserve Corporation Amended and Restated Officer Severance Plan (the “Officer Severance Plan”). The information below describes certain compensation that would have been paid under existing plans and contractual arrangements to the Named Executive Officers in the event of a termination of such executive’s employment with the Company or change in control of the Company, assuming such events occurred on December 31, 2017 and describes the terms of the consolidation and amendment of the Prior CIC Plans and the Prior Severance Plan. Amounts shown thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination or a change-in-control (based upon the executive’s compensation and service levels as of such date and the closing price of the Company’s common stock on December 29, 2017 of $42.13). The actual amounts to be paid out can only be determined at the time of a change-in-control or such executive’s termination of employment with the Company. Upon any termination of employment, each of the Named Executive Officers would also be entitled

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to the vested amounts and contributions shown in the “2017 Pension Benefits” table above.

In addition to the amounts shown in the “2017 Pension Benefits” table above, each of the Named Executive Officers are entitled to payments and benefits under the Company’s Officer Severance Plan and the CIC Plan in the event of a termination of such executive’s employment with the Company or change in control of the Company. In addition, the Company sponsors several non-qualified pension plans and equity and non-equity incentive compensation plans that provide the Named Executive Officers with additional compensation in connection with a change in control or termination of employment under certain circumstances. The following is a description of the compensation payable to the Named Executive Officers in connection with a termination of employment and/or change in control under these arrangements and a table summarizing the estimated payouts assuming that a termination of employment and/ or change in control occurred on December 31, 2017.

Flowserve Corporation Officer Severance Plan

All of the Named Executive Officers currently participate in the Company’s Officer Severance Plan, as described under “—Elements of the Executive Compensation Program” above. Under the Officer Severance Plan, the Company’s officers are provided the following benefits for a termination of employment as a result of a reduction in force or if the executive is terminated without cause: (i) two years of the officer’s current base salary, paid on a bi-weekly basis in accordance with the Company’s regular salary payments and (ii) a lump sum payment, payable at the time annual incentive awards are paid to officers still employed by the Company, substantially equivalent to the AIP payment, at target, the officer would have otherwise received under the Company’s AIP if the officer had been employed at the end of the applicable performance period and was otherwise eligible for a payment under the AIP. To the extent an affected officer has outstanding contingent performance shares or time-vested restricted stock units, the officer would also be eligible to receive (i) contingent performance shares, if any, that have a performance cycle that would end in the year that contains the termination date, and (ii) a cash payment in lieu of any time vested restricted stock units that would otherwise vest within 90 calendar days following the termination date.

In addition, in order to receive such payments, the executive must execute a release and covenant not to sue and must continue to comply with any non-competition or non-solicitation agreements in effect with the Company following his or her termination of employment. No benefits are payable under the Officer Severance Plan to any officer who receives benefits under the CIC Plan. The Officer Severance Plan does not provide for any additional payments or benefits upon a termination of employment by the Company for cause, upon the executive’s resignation for any reason (including “good reason” or “constructive termination”) or upon the executive’s death or disability.

For purposes of the Officer Severance Plan, the term “cause” generally means the covered executive’s (i) willful and continued failure to perform basic job duties after written demand for substantial performance is delivered to the executive by the Board, which specifically identifies the manner in which the Board believes that the executive has not substantially performed the executive’s duties, or (ii) willful engagement in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

In addition, to protect the Company’s competitive position, each executive is required to sign an agreement with the Company that requires the executive to forfeit the proceeds from some or all of the executive’s long-term incentive awards if the executive engages in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting customers or employees after employment ends and disclosure of confidential information in a manner that may result in competitive harm to the Company.

Flowserve Corporation Change-in-Control Severance Plan

All of the Named Executive Officers currently participate in the Company’s CIC Plan, as described under “—Elements of the Executive Compensation Program” above. Benefits under the CIC Plan are triggered if, within two years following a change-in-control of the Company (as defined in the CIC Plan and discussed below), (i) the employment of the Named Executive Officer is terminated involuntarily other than for cause, death or disability, or (ii) for reasons constituting a “constructive termination.” In addition, benefits are triggered when a Named Executive Officer is terminated within the 90-day period immediately prior to a change-in-control if such termination (i) occurs after the initiation of discussions leading to such change-in-control and (ii) can be demonstrated to have occurred at the request or initiation of parties to such change-in-control.

The severance benefits provided upon a termination of employment covered under the CIC Plan include:

•

A target bonus or target annual incentive award in effect at the time of termination (or if higher, at the time of the change-in-control), pro-rated based on the number of days the Named Executive Officer was employed during the performance period.

•

A lump sum cash payment equal to, as applicable, (i) three times the sum of the CEO’s, executive vice president’s, or senior vice president’s then-current annual base salary and target bonus or other annual incentive award or (ii) two times a president of a division’s or certain other officer’s then-current annual base salary and target bonus or other annual incentive award. For purposes of this calculation, the base salary is the highest of: (i) the highest-annualized monthly base salary during the twelve months preceding the termination; (ii) the base salary in effect on the date of termination; and (iii) the base salary in effect on the date of the change-in-control. For purposes of this calculation, the target bonus or annual incentive award is the higher of the target bonus or annual incentive award in effect on (i) the date of termination or (ii) the date of the change-in-control.

•

Payment of awards granted under the long-term incentive program and any other stock option or other stock-based long-term incentive award that have been earned and not yet paid, pursuant to the terms of the applicable plan.

•

Full vesting at target of each cash or stock-based long-term incentive award or grant. Named Executive Officers have 90 days following the date of employment termination to exercise vested stock options.

•

Continuation of participation in the life insurance, medical, health and accident benefit plans for a period of up to three years following the date of termination.

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•

Calculation of benefits under the Company’s defined benefit pension plan including supplemental retirement plan benefits.

•

A “best-after-tax” cutback payment that would modify the payments to the greatest, net after-tax amount of (i) the amounts payable to the covered executive due to the change in control or (ii) one dollar less than the amounts payable to the covered executive due to the change in control that would subject the covered executive to an excise tax.

The potential tax gross-up payment under the CIC Plan, while it may be substantial and may result in the Company’s loss of a tax deduction of compensation expense, is only applicable in the event of a change-in-control. The potential tax gross-up payment will change from time to time based on several factors, including the executive’s W-2 earnings, unvested equity value and the Company’s stock price.

For purposes of the CIC Plan, “change in control” generally means the occurrence of any of the following events:

•

any person acquires more than 30% of the Company’s total voting power represented by the Company’s then outstanding voting securities other than in specific circumstances;

•

a majority of the members of the Board are replaced in any 12-month period other than in specific circumstances;

•

the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation in which (i) the holders of the Company’s outstanding shares of common stock and outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 50% of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation, and (ii) the elected members of the Board immediately prior to such merger or consolidation constitute at least half of the board of directors of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

•

any person acquires more than 50% of the total gross fair market value of the assets of the Company other than in specific circumstances.

For purposes of the CIC Plan, the term “cause” generally means: (i) the willful and continued failure by a covered executive to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the covered executive by the Board that specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (ii) the willful engagement by the covered executive in conduct materially and demonstrably injurious to the Company, monetarily or otherwise.

For purposes of the CIC Plan, the term “constructive termination” generally means the occurrence of any one of the following events within two years after the effective date of a change in control without the express written consent of the covered executive:

•

a material reduction in the authority, duties or responsibilities held by the covered executive immediately prior to the change in control;

•

a material reduction by the Company of the covered executive’s base salary;

•

the relocation (without the covered executive’s consent) of the covered executive’s principal place of employment by more than 35 miles from its location immediately prior to a change-in-control; or

•

any other material failure of the Company to honor all the terms and provisions of the CIC Plan or any agreement with the covered executive.

A “constructive termination” shall only occur if the covered executive provides notice to the Company of the occurrence of an event that constitutes “constructive termination” within 30 days of the initial occurrence of such event, the Company fails to cure such event within the first 30 days following the receipt of such notice, and the covered executive terminates his employment in the first 30 days following the end of the Company’s opportunity to cure.

The receipt of benefits following termination under the CIC Plan is contingent upon the covered executive executing a confidentiality and non-competition agreement and release in favor of the Company.

The Company’s supplemental pension and incentive plans for senior management contain provisions that serve to implement the provisions of the CIC Plan. Our Qualified Plan also confers competitive post-employment benefits to the executives upon a change-in-control.

The principle differences between the Prior CIC Plans and the CIC Plan include the following:

•

Certain covered executives were entitled to a tax “gross-up” for excise taxes payable under Section 280G of the Internal Revenue Code of 1986, as amended, in connection with certain “change in control payments” made to such covered executives. The CIC Plan replaces all excise tax “gross-up” provisions with a “best-after-tax” cutback for all covered executives.

•

Covered executives are no longer entitled to accelerated vesting of any outstanding equity or equity-based awards upon a change in control of the Company, and will be entitled to such accelerated vesting only upon certain qualifying terminations within two years following (or, in certain cases, within the 90-day period prior to) a change in control of the Company (a “Qualifying Termination”).

•

Consistent with the Prior CIC Plans, the CIC Plan provides that, upon a Qualifying Termination, each covered executive will be entitled to severance payments consisting of the product of a specified severance multiple and the sum of the covered executive’s base salary and target annual bonus. Under the CIC Plan, effective as of January 1, 2019, the applicable severance multiples will be amended so that (i) each covered executive who is an executive vice president of the Company will be entitled to a severance multiple of two and one-half, instead of three, (ii) each covered executive who is a senior vice president of the Company will be entitled to a severance multiple of two, instead of three and (iii) each covered executive who has a vice president title that is specified in an appendix to the CIC Plan will be entitled to a severance multiple of one and one-half, instead of two. No change was made to the applicable severance multiples of the Chief Executive Officer of the Company and covered executives who are presidents of a division of the Company.

•

Covered executives will continue to be entitled to service credit for the period equal to the product of 12 and the applicable severance multiple described above for purposes of payments under the Company’s pension and retirement plans, but will no longer be entitled to additional age credit for such period for purposes of calculating payments under such pension and retirement plans.

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Quantification of Potential Payments

The following table sets forth the estimated value of the potential payments to each of the Named Executive Officers who were employed as of December 31, 2017, assuming the executive’s employment had terminated on December 31, 2017.

For the events of termination involving a change-in-control, we assumed that the change-in-control also occurred on December 31, 2017. In addition to the payments set forth in the following tables, the Named Executive Officers may receive certain payments upon their termination or a change-in-control pursuant to our Deferral Plan, Qualified Plan, SERP and SMRP. Previously vested amounts and contributions made to such plans by each Named Executive Officer are disclosed in the “2017 Pension Benefits” table.

Triggering Event	Compensation Component	Payout($)
		R. Scott Rowe		Lee S. Eckert	Keith E. Gillespie	Kim L. Jackson
Death	Life insurance benefit (1.5x base salary; third party payment)	1,650,000		825,000	727,500	650,250
	Immediate vesting of outstanding equity awards(1)(2)	6,786,221		–	2,301,393	1,147,368
	Total	8,436,221		825,000	3,028,893	1,797,618
Disability	Short-term and long-term disability benefit to age 65 (third party payment)	4,794,661		3,461,756	3,251,701	2,349,845
	Immediate vesting of outstanding equity awards(1)(2)	6,786,221		–	2,301,393	1,147,368
	Total	11,580,883		3,461,756	5,553,095	3,497,213
Retirement	Vesting of contingent performance shares	–		–	–	–
	Total	–		–	–	–
Termination Without Cause by the Company	Termination payment (2x base salary)	2,200,000		1,100,000	970,000	867,000
	Target annual incentive award	1,320,000		412,500	315,250	238,425
	Vesting of outstanding equity	6,786,221	(3)	–	–	–
	Cash payment in lieu of vesting of RSU	–		–	307,316	235,198
	Total	10,306,221		1,512,500	1,592,566	1,340,623
Change-in-Control – Termination Without Cause by the Company or Constructive Termination	Termination payment (base salary times applicable multiplier)	3,300,000		1,650,000	1,455,000	867,000
	Termination payment (target annual incentive award times applicable multiplier)	3,960,000		1,237,500	945,750	476,850
	Prorated target annual incentive award	1,320,000
	Immediate vesting of outstanding equity awards(1)	6,786,221		737,275	2,301,393	1,147,368
	Supplemental pension benefit	1,102,939		389,459	339,566	322,667
	Health & welfare benefit	77,427		58,450	63,880	37,051
	Excise Tax and gross-up payment	–		–	–	–
	Total	16,546,587		4,485,184	5,105,589	3,089,361
(1)

For restricted stock units and contingent performance units, these amounts are calculated assuming that the market price per share of the Company’s common stock on the date of event was equal to the closing price of the Company’s common stock on December 29, 2017 ($42.13). For Mr. Rowe’s sign-on stock options, these amounts are calculated using the Black Scholes model and a price per share of $48.63, the closing market price of the Company’s common stock as reported by the NYSE on May 4, 2017, the date of the grant, which delivers a fair value of $17.40.

(2)

Only applies to equity awards issued under the Long-term Incentive Plan except for sign-on stock options for Scott Rowe.

(3)

Pursuant to Mr. Rowe’s employment offer letter with the Company.

In connection with Mr. Jackson’s departure and in consideration of his ongoing cooperation and assistance in an orderly transition of his duties, Mr. Jackson will receive severance benefits under Officer Severance Plan for a termination without cause.

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CEO Pay Ratio for Fiscal Year 2017

Pay Ratio

Our CEO to median employee pay ratio has been calculated in accordance with the recently adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Mr. Rowe had 2017 total compensation of $9,079,638, as reflected in the “Summary Compensation Table” in this proxy statement. Since Mr. Rowe was not CEO of the Company for the full fiscal year, his total compensation for 2017 must be annualized for the full fiscal year for purposes of the pay ratio calculation. Mr. Rowe’s annualized total compensation for 2017 is $9,397,296. Pursuant to his employment offer letter with the Company, Mr. Rowe received full year awards under the Company’s Annual Incentive Plan and Long-Term Incentive Plan for 2017. Accordingly, those awards were not required to be annualized for purposes of calculating his annualized total compensation for 2017. Our median employee’s annual total compensation for 2017 was $77,110, calculated using the same methodology as used in the calculation of the “Summary Compensation Table.” As a result, the annual total compensation for our CEO in 2017 was approximately 122 times that of our median employee’s annual total compensation.

Identification of Median Employee

We identified the median employee by examining the 2017 total target cash compensation for all employees who were employed by the Company or its consolidated subsidiaries on October 2, 2017, excluding our CEO.

Total target cash compensation was calculated by totaling an employee’s annual base salary and target incentive compensation. We did not make any assumptions, adjustments, or estimates with respect to total target cash compensation. We used total target cash compensation and excluded annual equity awards for our calculations because we do not widely distribute annual equity awards to employees.

Annual Total Compensation

After identifying the median employee based on total target cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” in this proxy statement.

As reflected in the “Summary Compensation Table” in this proxy statement, Mr. Rowe’s annual total compensation in 2017 included a $20,000 cash payment and stock grant valued at $2,000,000 as part of a one-time sign-on bonus. Excluding this one-time payment, the compensation for our CEO in 2017 was approximately 96 times that of our median employee.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At each Annual Meeting, the Board provides shareholders the opportunity to cast an advisory vote on the compensation of our Named Executive Officers, pursuant to Schedule 14A of the Securities Exchange Act. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our Named Executive Officers.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This Say on Pay vote is advisory, meaning that it is not binding on the O&C Committee or Board. This vote will not affect any compensation already paid or awarded to any Named Executive Officer, nor will it overrule any decisions the Board has made. Nonetheless, the O&C Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation when making future decisions regarding our executive compensation programs and policies.

We design our executive compensation programs to implement our core objectives of attracting and retaining key leaders, rewarding current performance, driving future performance and aligning the long-term interests of our executives with those of our shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, including the “Executive Summary”. In the CD&A, we have provided shareholders with a description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered.

We believe shareholders should consider the following financial performance data and compensation design elements when voting on this proposal:

Financial Performance Data

•

Concerning our 2017 performance: bookings were $3.8 billion, up 1.2% compared to 2016; sales were $3.66 billion, down 8.3% compared to 2016; and operating income was $335.4 million, up 25.1% compared to 2016.

•

Concerning our annual incentive plan, the Operating Income performance metric was 72.9% of plan, our Primary Working Capital as a percentage of sales performance metric was 98.6% of plan and our Sales performance metric was 99.1% of plan and, when combined, resulted in an annual incentive award percentage payout of 44.7% of target for Named Executive Officers.

•

The Company’s average return on net assets (“RONA”) for the 2015-2017 performance period was 9.2%, which represented approximately 77.3% of the three year median average RONA of the HPPG and the Company’s growth in bookings was -9.7%, which was 11.8 percentage points below the average GDP growth.

Compensation Design Elements

•

On average, the Named Executive Officers had 74% (or 86.1% in the case of the CEO) of their pay “at risk,” or dependent upon Company and stock price performance, as well as individual performance.

•

Maximum payout levels for the annual cash incentive award are capped at 200% of target, with formulaic positive or negative adjustment for individual performance, and the contingent performance share award payouts are capped at 200% of target, which avoids excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior.

•

The annual cash incentive award and the contingent performance share award have threshold payout levels, ensuring that incentive compensation is reduced or eliminated altogether if minimum performance levels are not achieved.

•

Our officers are subject to equity ownership guidelines, which further encourage a long-term focus on sustainable performance and align our officers’ interests with those of our shareholders.

•

Our officers are prohibited from engaging in transactions designed to pledge or hedge against the value of the Company’s stock.

•

The Company maintains a Recoupment of Incentive Compensation Policy allowing for the “clawback” of incentive compensation in the event of a financial restatement or misconduct.

•

The Company does not provide perquisites, other than annual physical exams.

The Board believes that the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

“RESOLVED, that the Flowserve Corporation shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the section of this Proxy Statement entitled ‘Executive Compensation’.”

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Required Vote and Recommendation

Approval of this proposal will require the affirmative vote of a majority of the votes cast in person or represented by proxy. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board recommends that you vote “FOR” the approval of this advisory vote on Executive Compensation.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year.

The policy provides that the CG&N Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the CG&N Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chairman of the CG&N Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chairman is provided to the full CG&N Committee for its review in connection with each regularly scheduled CG&N Committee meeting.

The CG&N Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•

business transactions with other companies in which a related person’s only relationship is as an employee, director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•

charitable contributions, grants or endowments to a charitable organization where a related person is an employee if the aggregate amount involved does not exceed the greater of $1 million or 2% of the organization’s total annual receipts.

The CG&N Committee was not requested to and did not approve any transactions required to be reported under applicable SEC rules in 2017.

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SECURITY OWNERSHIP OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table sets forth as of March 21, 2018 ownership of Company common stock by members of the Board, each Named Executive Officer of the Company listed in the “Summary Compensation Table” individually and all members of the Board and all executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified possesses sole voting and investment power with respect to his or her shares.

Name of Beneficial Owner	Amount and nature of beneficial ownership	(1)	Percent of class
Charles L. Armstrong	3,762	(2)	*
Ruby R. Chandy	3,242	(3)	*
Leif E. Darner	9,218		*
Gayla J. Delly	40,921	(4)	*
Lee S. Eckert	—		*
Roger L. Fix	52,674	(5)	*
John R. Friedery	43,125	(4)	*
Keith E. Gillespie	33,895		*
Joe E. Harlan	34,681	(4)	*
Kim L. Jackson	13,385		*
John R. Lenander	24,829		*
Rick J. Mills	54,637	(4)	*
David E. Roberts	26,792	(4)	*
R. Scott Rowe	40,737	(6)	*
David J. Wilson	—		*
Kirk R. Wilson	29,104		*
All members of the Board and officers as a group (16 individuals)	411,002	(7)	*
*

Less than 1%.

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of and under the voting and investment power of a spouse of an executive officer or director have been excluded. For each person or group, also includes any securities that person or group has the right to acquire within 60 days pursuant to stock options under certain Company stock option and incentive plans.

(2)

Includes 325 shares of common stock that Mr. Armstrong has the right to acquire within 60 days pursuant to restricted stock units.

(3)

Includes 668 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Ms. Chandy does not possess any voting or investment power over these deferred shares.

(4)

Represents compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. The holder does not possess any voting or investment power over these deferred shares.

(5)

Includes 43,456 compensational shares that have been deferred under the director stock deferral plan and/or a Company stock plan. Mr. Fix does not possess any voting or investment power over these deferred shares.

(6)

Includes 19,017 shares of common stock that Mr. Rowe has the right to acquire within 60 days pursuant to restricted stock units.

(7)

Includes 19,342 shares of common stock that members of this group have the right to acquire within 60 days pursuant to restricted stock units under certain Company stock incentive plans. Also includes 244,280 compensational shares that have been deferred under various Company plans for which no member of the group possesses voting power.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following shareholders reported to the SEC that they beneficially own more than 5% of the Company’s common stock. The information is presented as of March 14, 2018 and is based on stock ownership reports on Schedule 13G filed with the SEC and subsequently provided to us. We know of no other shareholder holding 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	(1)	Percent of class
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	14,260,928	(2)	10.9%
EdgePoint Investment Group Inc. 150 Bloor Street West, Suite 500 Toronto, Ontario M5S 2X9, Canada	13,540,539	(3)	10.4%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	13,077,308	(4)	10.0%
First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	12,968,265	(5)	9.9%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	8,348,224	(6)	6.4%
FMR LLC 245 Summer Street Boston, MA 02210	7,387,701	(7)	5.7%
(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and, unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power.

(2)

Based on a Schedule 13G/A filed with the SEC on February 8, 2018. The filing indicates sole voting power for 14,251,028 shares, shared voting power for 0 shares, sole dispositive power for 14,260,928 shares and shared dispositive power for 0 shares.

(3)

Based on a Schedule 13G/A filed with the SEC on February 12, 2018. The filing indicates sole voting power for 0 shares, shared voting power for 13,540,539 shares, sole dispositive power for 0 shares and shared dispositive power for 13,540,539 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on February 11, 2018. The filing indicates sole voting power for 181,432 shares, shared voting power for 38,416 shares, sole dispositive power for 12,873,824 shares and shared dispositive power for 203,484 shares.

(5)

Based on a Schedule 13G/A filed with the SEC on February 6, 2018. The filing indicates sole voting power for 12,307,061 shares, shared voting power for 0 shares, sole dispositive power for 12,968,265 shares and shared dispositive power for 0 shares.

(6)

Based on a Schedule 13G/A filed with the SEC on January 25, 2018. The filing indicates sole voting power for 7,169,415 shares, shared voting power for 0 shares, sole dispositive power for 8,348,224 shares and shared dispositive power for 0 shares.

(7)

Based on a Schedule 13G/A filed with the SEC on February 12, 2018. The filing indicates sole voting power for 753,994 shares, shared voting power for 0 shares, sole dispositive power for 7,387,701 shares and shared dispositive power for 0 shares.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information about our common stock that may be issued upon the exercise of options granted under the Flowserve Corporation Equity and Incentive Compensation Plan (the “2010 Plan”).

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Option, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(2)
Equity compensation plans approved by securities holders	114,943	48.63	2,619,677
Equity compensation plans not approved by securities holders	—	—	—
TOTAL	—	—	—
(1)

These amounts represent the weighted average exercise price for the total number of outstanding options.

(2)

The shares of common stock reflected in this column include shares available for issuance under the 2010 Plan. This column does not reflect shares that were the subject of outstanding awards under the 2010 Plan at December 31, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and any person beneficially owning more than 10% of the Company’s common stock to file reports of ownership and any changes in ownership with the SEC. Based solely on the Company’s review of reports furnished to the Company and representations provided to the Company by persons required to file reports under Section 16 of the Exchange Act, the Company’s directors, executive officers and greater than ten-percent beneficial owners properly and timely complied with their Section 16(a) filing requirements during the fiscal year ended December 31, 2017, except for a Form 4 that was filed late by Kim L. Jackson regarding the vesting of contingent performance shares due to an administrative error.

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PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has approved PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for 2018.

We are asking our shareholders to ratify the appointment of PwC as our independent registered public accounting firm. Although shareholder ratification is not required by our By-laws or otherwise, the Board is submitting this proposal for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Required Vote and Recommendation

The proposal to ratify the appointment of PwC to serve as the Company’s independent registered public accounting firm for 2018 requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will not count as votes cast on this proposal. Therefore, abstentions will have no effect on the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” ratifying the appointment of PwC unless you instruct otherwise on the proxy or unless you withhold authority to vote.

The Board recommends that you vote “FOR” the ratification of appointment of Pricewaterhousecoopers LLP to serve as our independent registered public accounting firm for 2018.

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PROPOSAL FOUR:

SHAREHOLDER PROPOSAL ON GREENHOUSE GAS EMISSIONS

A shareholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the shareholder and the number of shares owned upon request directed to the Corporate Secretary. The Company is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal.

Shareholder Resolution

Proposal 4 – Shareholder Proposal on Greenhouse Gas Emissions

Resolved: Shareholders request Flowserve Corporation adopt time-bound, quantitative, company-wide, science-based targets for reducing greenhouse gas (GHG) emissions, consistent with the goals of the Paris Climate Agreement, and report annually, at reasonable cost and omitting proprietary information, on its plans and progress towards achieving these targets.

Supporting Statement: The Paris Climate Agreement of 2015, agreed to by 195 countries, established a target to limit global temperature increases to 2-degrees Celsius above preindustrial levels. To meet the 2-degree goal and mitigate the worst effects of climate change, climate scientists estimate it is necessary to reduce global emissions 55 percent by 2050 (relative to 2010 levels), entailing a US reduction target of 80 percent.

For the US to meet this, or any other reduction goal, businesses must play a part. The Task Force on Climate-related Financial Disclosures, which is supported by a cross section of influential investors and business leaders, recommends that companies disclose targets and performance against targets to measure and manage climate risks.

Flowserve discloses its emission, steps it is taking to reduce emissions, but does not disclose goals. With the US administration weakening its commitment to the Paris Agreement, investors expect companies to play a bigger role in meeting the US commitments. We encourage Flowserve to work with the Science-Based Targets Initiative, which provides third-party verification, to set science-based goals. Over 312 global businesses currently do so. The investor group, Climate Action 100+ intends to engage the world’s largest emitters to reduce emissions consistent with the Paris Agreement — essentially setting science-based goals.

More broadly, 50% of the S&P 500 companies have set GHG emissions reduction targets. Among these companies are many of Flowserve’s peers, proving it is possible to reduce emissions while growing the business:

•

Cummins — Achieved a 36% reduction in GHG intensity from 2005 to 2015 and now commits to science-based targets.

•

Ingersoll-Rand — sets science-based goals — commits to reduce scope 1 and 2 emissions by 2020, from 2013 levels.

•

3M — Aims to reduce GHG emissions 50% below 2002 levels by 2025 while growing the business

•

Honeywell — Set its third GHG emissions reduction goal after achieving its first two

•

Xylem — seeks to reduce GHG emissions intensity 20% by 2019

Companies that set targets often produce benefits to their bottom-line. In 2013, CDP and World Wildlife Fund found that four out of five companies in the S&P 500 earned a higher return on investments aimed at reducing carbon emissions than other capital investments. Energy efficiency improvements earned an average return on investment of 196%, with an average payback period between two and three years. Another study found that 190 Fortune 500 companies are collectively saving $3.7 billion annually as a result of energy efficiency programs. Honeywell reported its investments in energy efficiency projects will save $8 million a year.

The Company’s Opposition Statement

The Board believes that the adoption of the proponent’s proposal is unnecessary and not in the best interests of shareholders because the Company already produces and makes public an annual sustainability report and additional disclosure of strict GHG emissions goals would not provide significant incremental benefits to the Company, its shareholders, or the environment. The Board recommends that you vote “AGAINST” Proposal 4 for the reasons described below:

The Board acknowledges the importance of addressing and minimizing the environmental impact of the Company’s operations. In 2011, the Company began preparation of an annual Sustainability Report which details the Company’s efforts to remain an industry leader in sustainable manufacturing practices. In our Sustainability Report, we include comparative data regarding greenhouse gas emissions to better allow shareholders to evaluate our progress over time. Our annual Sustainability Report can be found at www.Flowserve.com, More, About, Corporate Sustainability. Additional disclosure of strict GHG emissions goals, as requested by the shareholder proposal, would not provide significant incremental benefits to the Company, its shareholders, or the environment. More meaningful progress would be achieved by continuing to direct the Company’s resources and focus towards actually reducing emissions and other environmental efforts.

Flowserve is a diversified global company, with business units serving customers in many industries and approximately 225 manufacturing, service and repair facilities worldwide. Changing business priorities make setting specific time-bound, quantitative, company-wide goals, as requested by the shareholder proponent, unduly limiting to the Company’s

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ability to compete. Moreover, measuring performance against preset goals may present a misleading view of the Company’s progress in reducing emissions given the Company’s dynamic portfolio. Not only is the Company continually adjusting the businesses within its portfolio, as evidenced by the Company’s recent significant restructuring actions, including the completion in fiscal 2017 of the sale of its Gestra business, but the environmental impact of the businesses added to or removed from the portfolio may be significantly different, making it difficult to set quantitative, company-wide targets.

The Company’s goal with respect to GHG emissions is to minimize emissions at each of its locations while striving to continually reduce overall emissions from its worldwide operations taken as a whole. In order to determine performance against this goal, Flowserve does track GHG emissions from its manufacturing locations worldwide. More generally, the Company annually assesses environmental compliance at each facility, measuring our performance against Flowserve standards, which in all cases meet or exceed applicable law. Tracking GHG reduction progress and addressing the concerns on a disaggregated and individualized basis has allowed the Company to reduce its emissions by over 15% for the five-year period ending December 31, 2016.

A top priority at the Company is protecting the environment for future generations. We do this by providing our customers with quality products that reduce emissions, minimize leaks and enhance efficiency. We continuously strive to diminish potential effects from our operations. Our more than two-decade record of driving both hazardous and solid waste out of our operational processes – reducing emissions to air and water and eliminating solvents deemed harmful to the environment – demonstrates our long-term commitment to minimizing our environmental footprint. Waste reduction and elimination, recycling, emission controls, and pollution prevention programs have been, and remain, an ongoing focus at the Company. The Company was recently named to Barron’s “100 Most Sustainable Companies” list which identifies the most sustainable companies in the U.S. based on various environmental, social and governance factors. The Company ranked #19 on the overall list and #4 in the “Industrials” category, recognizing the Company’s efforts to promote sustainability across its business platforms.

By reporting its emissions through its annual sustainability report, pursuing internal efforts to substantially reduce emissions, and continuing to develop innovative products to help customers across a range of critical industries achieve their environmental goals, the Company maintains its steadfast commitment to sustainable practices and acting as a responsible steward of the environment. The Company does not believe that taking the additional steps outlined in this proposal would result in better Company performance, lower Company emissions or better returns to shareholders, and therefore does not believe it would be appropriate to expend the resources required to comply with the proposal.

The Board recommends that you vote “AGAINST” the approval of the shareholder resolution.

Required Vote and Recommendation

The approval of the shareholder resolution requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal. Therefore, abstentions will have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “AGAINST” approving the shareholder resolution unless you instruct otherwise on the proxy.

The Board recommends that you vote “AGAINST” the approval of the shareholder resolution.

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PROPOSAL FIVE:

SHAREHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

A shareholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the shareholder and the number of shares owned upon request directed to the Corporate Secretary. The Company is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal.

Shareholder Resolution

Proposal 5 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

In fact, we now have a sad joke of a right to call a special meeting.

At Flowserve it would take 25% of shares and then all shares held for less than one continuous year would be disqualified. Thus in order to obtain the 25% requirement it could take the holders of 51% of Flowserve shares (minus perhaps 26% of shares held for less than one continuous year) to obtain the 25% that represented one-year of continuous holdings. In other words, it could take 51% of shares to go to the onerous trouble to initiate a meeting in which the same 51% of shares would be needed to take action.

Written consent won 43%-support at the 2015 Flowserve annual meeting. This 43%-support could have been higher (perhaps 49%) if small shareholders had the same access to independent corporate governance recommendations as large shareholders.

Increasing the rights of shareholders through written consent is all the more important since our stock fell from $50 to $42 in one year during a rising market.

Please vote to improve director accountability to shareholders:

Shareholder Right to Act by Written Consent – Proposal 5

The Company’s Opposition Statement

The Board has considered this proposal and believes it is not in the best interest of the Company or its shareholders. Additionally, the Board believes that this proposal is unnecessary in light of our shareholders’ ability to call special meetings. Our shareholders voted on and rejected a similar proposal in 2013 and 2015. The Board recommends that you vote “AGAINST” Proposal 5 for the following reasons:

Taking Action Through Shareholder Meetings Provides Safeguards for All Shareholders. The Board believes that shareholder interests are best promoted and protected when shareholders take action at an appropriately called annual or special meeting of shareholders. Using a shareholder meeting to consider proposals has the following advantages:

•

Ensures that proposals are widely disseminated to shareholders through the proxy statement and any additional soliciting materials, which must contain certain information about the proposed action as specified by the Securities and Exchange Commission.

•

All shareholders of record must receive the proxy statement and any additional soliciting materials in advance of the meeting. This provides shareholders sufficient time and opportunity to consider the proposals and determine how to vote or direct their proxies and a forum to discuss the proposed action.

•

The Board has a meaningful opportunity to evaluate such proposals and can present its analysis and recommendations to the Company’s shareholders. The Board believes that these safeguards around the ability to act at a special or annual meeting promote and protect shareholders’ interests.

By contrast, the Board believes that permitting action by written consent as described in this proposal can work against shareholders’ interests. Permitting action by written consent as described in this proposal has the following disadvantages:

•

Would permit a shareholder or small group of shareholders, who do not owe fiduciary duties to the other shareholders, to accumulate

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short-term positions (which may include borrowed shares) and take action without the waiting periods, disclosure rules and other shareholder protections inherent in the shareholder meeting process.

•

Since shareholders are not entitled to receive notice of actions to be taken by written consent, shareholders may not receive sufficient time or opportunity to evaluate the proposed action.

•

The Board would not have the opportunity to evaluate and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action do not have to provide any information regarding themselves or their interests in the proposed action to other shareholders or the Company.

•

The written consent process has the potential to create confusion because multiple groups of shareholders would be able to solicit written consents at any time and as frequently as they choose on a range of issues, some of which may be duplicative or conflicting.

Consequently, the Board believes that this proposal would unfairly enable shareholders to circumvent the protections, procedural safeguards and advantages provided to all shareholders through our existing shareholder meeting process in a way that may be detrimental to our shareholders. The Board believes that the written consent procedure is more appropriate for a closely-held corporation with a small number of shareholders, and not for a widely-held public company such as Flowserve.

The Company’s Commitment to Shareholder Engagement and Governance Best Practices, Including the Right of Shareholders to Call Special Meetings, Already Ensures Board Accountability. In 2012, the Company presented, and the shareholders adopted, a provision permitting shareholders of record who have held at least a 25% net long position in the Company’s outstanding common stock (without limitations on aggregations of ownership) for at least one year to call a special meeting of shareholders. This provision was overwhelmingly approved by our shareholders at our 2012 annual meeting. The Board believes that this provision enables shareholders, when necessary, to take quick action to support their interests. At the same time, the special meeting process ensures that all shareholders have an appropriate opportunity to consider any proposed action and ensures that the Company governs its affairs in an efficient and orderly manner for the benefit of all shareholders. Shareholders also have the ability to propose actions for consideration and vote at annual meetings, including the right to proxy access for the nomination of directors under our recently adopted bylaw amendment.

The Board believes that shareholders should also evaluate this proposal in the context of the Company’s overall corporate governance. The Company has consistently implemented and followed best practices in corporate governance, including removing the classified structure of the board to provide for annual election of all directors, adopting majority voting for election of directors, reducing super-majority provisions in our governing documents, adopting proxy access and providing shareholders the right to call special meetings, as described above. We believe that this long-standing and comprehensive package of strong governance practices and policies enables shareholders to hold the Board accountable and, where necessary, take quick action to support their interests. Additionally, the Company’s policies implement those goals without the governance risks associated with action by written consent without a meeting.

For these reasons, the Company believes this proposal is unnecessary and could have adverse consequences for shareholders.

Required Vote and Recommendation

The approval of the shareholder resolution requires the affirmative vote of at least a majority of the votes cast in favor of or against this proposal. Abstentions will count as votes cast on this proposal, but will not count as votes “for” the proposal. Therefore, abstentions will have the same effect as votes “against” the proposal. Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal. The individuals named as proxies on the enclosed proxy card will vote your proxy “AGAINST” approving the shareholder resolution unless you instruct otherwise on the proxy.

The Board recommends that you vote “AGAINST” the approval of the shareholder resolution.

 - 2018 PROXY STATEMENT    62

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is comprised of three independent directors: Gayla J. Delly (Chairperson), Joe E. Harlan and Rick J. Mills. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee met eight times in 2017 and discussed matters, explained in more detail below, with the independent auditors, internal auditors and members of management.

Management has primary responsibility for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on this audit. In addition, the independent auditors are responsible for auditing the Company’s internal control over financial reporting and issuing a report on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee this process, including the engagement of the independent auditors, the pre-approval of their annual audit plan and the review of their annual audit report.

In this context, the Audit Committee has met and held detailed discussions with management on the Company’s consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that these statements fairly present the financial condition and results of operations of the Company for the period described. The Audit Committee has relied upon this representation without any independent verification, except for the work of PwC, the Company’s independent registered public accounting firm. The Audit Committee also discussed these statements with PwC, both with and without management present, and has relied upon their reported opinion on these financial statements.

The Audit Committee further discussed with PwC matters required to be discussed by standards, including Public Company Accounting Oversight Board (PCAOB) 16 “Communication with Audit Committee”. In addition, the Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning its independence, and has discussed with PwC its independence from the Company and its management.

Based on these reviews and discussions, including the Audit Committee’s specific review with management of the Company’s Annual Report and based upon the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report filed with the SEC.

Gayla J. Delly, Chairperson
Joe E. Harlan
Rick J. Mills

 - 2018 PROXY STATEMENT    63

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OTHER AUDIT INFORMATION

Relationship with Independent Registered Public Accounting Firm

The Audit Committee appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. In this role, PwC audits the financial statements of the Company. Representatives from PwC will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders. They will have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees and Services

The following table summarizes the aggregate fees (excluding value added taxes) for professional services incurred by the Company for the audits of its 2017 and 2016 financial statements and other fees billed to the Company by PwC in 2017 and 2016. In general, the Company retains PwC for services that are logically related to or natural extensions of services performed by independent auditors.

	2017	2016
Audit Fees	$8,404,000	$7,765,000
Audit Related Fees	182,000	310,000
Total Audit Related Fees	8,586,000	8,075,000
Tax Compliance	158,000	326,000
Tax Consulting/Advisory	151,000	304,000
Total Tax Fees	309,000	630,000
All Other Fees	59,000	61,000
TOTAL FEES	$8,954,000	$8,766,000

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2017 and December 31, 2016 in accordance with its approval policy discussed below.

Audit Committee Approval Policy

The Audit Committee approves all proposed services and related fees to be rendered by the Company’s independent registered public accounting firm prior to their engagement. Services to be provided by the Company’s independent registered public accounting firm generally include audit services, audit-related services and certain tax services. All fees for the annual audit or audit-related services to be performed by the Company’s independent registered public accounting firm are itemized for the purposes of approval. The Audit Committee approves the scope and timing of the external audit plan for the Company and focuses on any matters that may affect the scope of the audit or the independence of the Company’s independent registered public accounting firm. In that regard, the Audit Committee receives certain representations from the Company’s independent registered public accounting firm regarding their independence and permissibility under the applicable laws and regulations of any services provided to the Company outside the scope of those otherwise allowed. The Audit Committee also approves the internal audit plan for the Company.

The Audit Committee may delegate its approval authority to the Chairman of the Audit Committee to the extent allowed by law. In the case of any delegation, the Chairman must disclose all approval determinations to the full Audit Committee as soon as possible after such determinations have been made.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

 - 2018 PROXY STATEMENT    64

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Map and Driving Directions to

The Flowserve Corporation Global Technology and Training Center

Instructions from Dallas/Fort Worth International Airport (DFW):

•

Take the north exit from the airport to John Carpenter Freeway (Highway 114) heading east

•

Exit Esters Boulevard and turn left onto Esters Boulevard

•

The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

Instructions from Downtown Dallas:

•

Take Interstate Highway 35E heading north

•

Take the left fork onto Highway 183 toward IRVING (Highway 114)/DFW AIRPORT

•

Take the right fork onto John W. Carpenter Freeway (Highway 114) toward GRAPEVINE/DFW AIRPORT NORTH ENTRY and continue west in one of the outside lanes until you reach the Esters Boulevard exit

•

Exit Esters Boulevard and turn right onto Esters Boulevard

•

The Flowserve Corporation Global Technology and Training Center is on the northeast corner of Esters Boulevard and West Royal Lane

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FLOWSERVE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Flowserve Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E44846-P05376 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLOWSERVE CORPORATION

The Board of Directors recommends a vote "FOR" each Director Nominee in Item 1.

1. Election of Directors – 2019

Nominees:	**For**	**Against**	**Abstain**
1a. R. Scott Rowe	☐	☐	☐
1b. Ruby R. Chandy	☐	☐	☐
1c. Leif E. Darner	☐	☐	☐
1d. Gayla J. Delly	☐	☐	☐
1e. Roger L. Fix	☐	☐	☐
1f. John R. Friedery	☐	☐	☐
1g. Joe E. Harlan	☐	☐	☐
1h. Rick J. Mills	☐	☐	☐
1i. David E. Roberts	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

	For	**Against**	**Abstain**
The Board of Directors recommends a vote "FOR" Item 2.			
2. Advisory vote on executive compensation.	☐	☐	☐
The Board of Directors recommends a vote "FOR" Item 3.			
3. Ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
The Board of Directors recommends a vote "AGAINST" Item 4.			
4. A shareholder proposal requesting the Company to adopt time-bound, quantitative, company-wide, science-based targets for reducing greenhouse gas (GHG) emissions.	☐	☐	☐
The Board of Directors recommends a vote "AGAINST" Item 5.			
5. A shareholder proposal requesting the Board of Directors take action to permit shareholder action by written consent.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "FOR" items 1, 2, and 3, and "AGAINST" items 4 and 5. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the 2018 Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by voting online or promptly returning the proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E44847-P05376

FLOWSERVE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
2018 ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2018

The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of 2018 Annual Meeting of Shareholders dated April 12, 2018 and the accompanying Flowserve Corporation Proxy Statement, and hereby appoint(s) **R. Scott Rowe** and **Roger L. Fix**, and each of them, with full power to act without the other, as proxies with full power of substitution, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Flowserve Corporation that the shareholder(s) is/are entitled to vote at the 2018 Annual Meeting of Shareholders of Flowserve Corporation to be held at 11:30 a.m. on Thursday, May 24, 2018, at the Flowserve Corporation Global Technology and Training Center, 4343 West Royal Lane, Irving, Texas 75063, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED BY THE PROXIES FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS, FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4 AND 5 AND IN THEIR DISCRETION FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE